Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT NEUROCRINE BIOSCIENCES, INC. TREATS AS PRIVATE OR CONFIDENTIAL

COLLABORATION AGREEMENT
dated June 15, 2010
by and between
Abbott International Luxembourg S.à r.l.
and
Neurocrine Biosciences, Inc.
CONFIDENTIAL

EXHIBIT INDEX
A – Elagolix
B – Follow-on Compounds
C – Neurocrine Patent Rights
D – Third Party Development Contracts
E – Third Party Manufacturing Contracts
F – Transition Plan
G – Collaborative Development Plan
H – Alternative Dispute Resolution
I – Press Release

COLLABORATION AGREEMENT
COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) dated as of June 15, 2010 (“Effective Date”) by and between Abbott International Luxembourg S.à r.l., a corporation organized and existing under the laws of Luxembourg, with offices at 26, Boulevard Royal, L-2449 Luxembourg (“ Abbott ”) and Neurocrine Biosciences, Inc., a corporation organized and existing under the laws of Delaware with offices at 12780 El Camino Real, San Diego, California 92130 (“ Neurocrine ”).
WHEREAS, Neurocrine has a proprietary research and development program in the field of Non-peptide GnRH Antagonists (as defined below) and in connection therewith has identified proprietary drug candidates for development and commercialization.
WHEREAS, Abbott is engaged in research, development and commercialization of pharmaceuticals and would like to collaborate with Neurocrine in the field of Non-peptide GnRH Antagonists.
WHEREAS, the Parties would like to set forth the terms and conditions pursuant to which the Parties will collaborate in connection with the research, development and commercialization of Products in the Territory (as both terms are defined below), and with respect to certain other matters as described herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:
ARTICLE ONE - DEFINITIONS
Capitalized terms not otherwise defined herein will have the definitions set forth below.

1.1	“Abbott Patent Rights” means the Patent Rights covering Abbott Technology.

1.2	“Abbott Quarter” means the calendar quarters ending March 31, June 30, September 30 and December 31 each year.

1.3
“Abbott Technology” means Technology reasonably necessary or directly useful to research, develop, make, have made, use, sell, offer for sale, import and/or otherwise exploit Compounds and Products in the Field of Use, including synthetic processes to manufacture Compounds and all related chemical and biological data: (i) Controlled by Abbott during the Term but, excluding Program Technology, and is actually utilized by Abbott, in Abbott’s sole discretion, in the Development or Commercialization of Compounds or Products.

1.4	“Abbott Year” means the twelve (12) month period commencing on January 1 of any calendar year.

1.5	“[…***…]” means […***…].

1.6
“Affiliate” means any entity directly or indirectly controlled by, controlling, able to control, or under common control with, a Party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of an entity

(whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Neither of the Parties to this Agreement shall be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

1.7	“Assigned Third Party Development Contracts” means those contracts set forth on Exhibit D assigned to Abbott as set forth in Section 6.5 ( Assignment of Third Party Development Contracts ).

1.8	“Assigned Third Party Manufacturing Contracts” means those contracts set forth on Exhibit E assigned to Abbott as set forth in Section 6.6 ( Assignment of Third Party Manufacturing Contracts ).

1.9	“Bankruptcy Code” means 11 U.S.C. §§ 101-1532, as amended.

1.10	“[…***…]” means […***…].

1.11
“Change of Control” means (i) a merger, consolidation or reorganization of Neurocrine with a Third Party which results in the voting securities of Neurocrine outstanding immediately prior thereto ceasing to represent more than fifty percent (50%) of the voting power of the then combined entity, (ii) a Third Party(ies) becoming the beneficial owner(s) of more than fifty percent (50%) of the combined voting power of the outstanding securities of Neurocrine or (iii) the sale or transfer to a Third Party of all or substantially all of the assets of Neurocrine. Notwithstanding the foregoing, the merger, consolidation or reorganization of Neurocrine with another entity in which […***…] is the surviving entity and with respect to which […***…], will not constitute a Change of Control.

1.12	“Collaboration” means the collaboration between Neurocrine and Abbott related to the Transition Program and Collaborative Development Program.

1.13
“Collaborative Development Program” means the collaborative development program to be conducted by Abbott and Neurocrine as set forth in Article Seven, as further described in the Collaborative Development Plan.

1.14
“Collaborative Development Plan” means the plan describing the overall plan, budget, goals and activities to be undertaken by the Parties in the Collaborative Development Program, as agreed to by the Parties in writing concurrently with the execution of this Agreement and set forth on Exhibit G, and as may be updated from time to time pursuant to Section 7.2(b) ( Collaborative Development Plan and Budget, Amendments ).

1.15
“Combination Product(s)” means any product which contains, in addition to a Product, one or more other therapeutically active ingredients that are proprietary to Abbott and not within the scope of the Neurocrine Patent Rights and/or Program Patent Rights.

1.16
“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Product, after Regulatory Approval has been obtained, including activities related to marketing, promoting, distributing, importing, selling and offering to sell Product and/or conducting post-marketing human clinical studies with respect to any Indication with respect to which Regulatory Approval has been received or for a use that is subject of an investigator-initiated study program, and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.17
“Commercially Reasonable Efforts” means with respect to activities of a Party in the discovery, Development or the Commercialization of a particular Product, the efforts and resources typically used by that Party in the development of product candidates or the commercialization of products of comparable market potential taking into account all relevant factors including, as applicable and without limitations, stage of development, mechanism of action, efficacy and safety relative to competitive products in the marketplace, actual or anticipated labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost, actual or projected profitability (provided […***…]) and likelihood of obtaining marketing approval. Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of effort will be different for different markets and will change over time reflecting changes in the status of the Product and the markets involved.

1.18
“Compound(s)” means (a) Elagolix, (b) the Follow-on Compounds, (c) all complexes, mixtures or other combinations, prodrugs, esters, metabolites, solvates, enantiomers, salt forms, polymorphs, racemates and stereoisomers of the foregoing; and (d) all derivatives of the foregoing containing one or more atoms substituted with an isotope.

1.19
“Confidential Information” means with respect to each Party, all materials, trade secrets or other information or data in connection with and pursuant to this Agreement, including without limitation, any data, proprietary information and materials (whether or not patentable, or protectable as a trade secret) regarding a Party’s Technology, products, business information or objectives, which is disclosed orally, visually in writing or other form by a Party to the other Party. Confidential Information does not include such materials, trade secrets or other information or data which the receiving Party can demonstrate by competent evidence:

a)	was known by the receiving Party or its Affiliates or Sublicensees prior to its date of disclosure to the receiving Party; or

b)	is in the public domain by use and/or publication before its receipt from the disclosing Party or thereafter enters the public domain through no fault of the receiving Party or its Affiliates or Sublicensees; or

c)	either before or after the date of the disclosure to the receiving Party or its Affiliates or Sublicensees is lawfully disclosed to the receiving Party by a Third Party(ies) not in violation of any obligation to the disclosing Party; or

d)	is independently developed by or for the receiving Party or its Affiliates or Sublicensees without reference to` or reliance upon the Confidential Information.
All confidential information disclosed prior to the Effective Date by one Party to the other Party under or pursuant to the confidentiality agreements between the Parties dated […***…], that is not excluded by subsections (a)-(d) above shall be deemed “Confidential Information” of the disclosing Party.

1.20	“Control” or “Controlled” means with respect to Technology or Patent Rights, ownership by the applicable Party or possession (whether by license, covenant not to sue or otherwise) of the ability to grant licenses, sublicenses or access, other than pursuant to this Agreement, without […***…] the violation of the terms of any agreement or other arrangement with, or rights of, any Third Party existing on or after the Effective Date and during the Term.

1.21
“Default” means with respect to a Party that (i) any representation or warranty of such Party set forth herein shall have been untrue in any material respect when made or (ii) such Party shall have failed to perform any material obligation set forth in this Agreement.

1.22
“Development” or “Develop” means, with respect to each Product, all non-clinical and clinical activities designed to obtain Regulatory Approval of such Product in accordance with this Agreement up to and including the obtaining of Regulatory Approval of such Product, including regulatory toxicology studies, statistical analysis and report writing, clinical trial design and operations, preparing and filing Regulatory Filings, and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.23
“Diagnostic Use” means use solely for diagnosis, prediction, detection or imaging of any disease, disorder, state, or condition where: the Product (i) is packaged, labeled and sold solely for diagnosis, prediction, detection or imaging of any disease, disorder, state or condition and (ii) does not on its own or in combination with another product(s) rely on the pharmacodynamic effect of a Non-peptide GnRH Antagonist for its use or application.

1.24	“Effective Date” means the date first written above.

1.25	“Elagolix” means the compound known as NBI-56418, as further described and set forth on Exhibit A.

1.26	“EMA” means European Medicines Agency or any successor agency(ies) or authority having substantially the same function.

1.27
“End of Phase II Meeting(s)” means the meeting(s) between the sponsor of an investigational drug and the FDA following completion of a key set of Phase II clinical studies in which it is determined whether it is safe to proceed to Phase III, Phase III program and protocols are evaluated and additional information necessary to support a marketing application for the uses under investigation are decided.

1.28
“Endometriosis” means the condition in which endometrial glands and stroma are present in a location outside of the uterus, including its signs and symptoms, which include, but are not limited to, pain associated with such condition.

1.29	“FDA” means the U.S. Food and Drug Administration of the United States Department of Health and Human Services or any successor agency(ies) or authority having substantially the same function.

1.30	“Field of Use” means all Therapeutic Uses and Diagnostic Uses.

1.31
“First Commercial Sale” means with respect to each Product granted Regulatory Approval for commercial sale by applicable Regulatory Authorities, the first transfer by Abbott, its Affiliates or Sublicensees of the Product to a Third Party in exchange for cash or some equivalent to which value can be assigned. A sale by Abbott to an Affiliate or Sublicensee will not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the last entity in the distribution chain and provided further that any sale on a cost reimbursement basis for use in a clinical trial will not constitute a First Commercial Sale.

1.32
“Follow-on Compound” means any of (i) […***…], and […***…] as set forth on Exhibit B (ii) and all non-peptide synthetic organic chemical compounds which are encompassed, generically or specifically, by (a) […***…].

1.33
“Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of terrorism, acts of public enemies, blockage or embargo; or any injunction, Law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority; or breakdown of plant, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation; or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

1.34
“FTE” means a full time equivalent Neurocrine employee consisting of a total of approximately […***…] hours per year of work in accordance with Neurocrine’s time allocation practices (including normal vacations, sick-days and holidays for Neurocrine employees).

1.35
“Generic Product(s)” means any pharmaceutical product that (i) is sold by a Third Party that is not a licensee or Sublicensee of Abbott or its Affiliates, or any of their licensees or Sublicensees under a marketing authorization granted by a Regulatory Authority to such Third Party, and (ii) contains the same Compound as an active pharmaceutical ingredient as the relevant Product and (x) for purposes of the United States, is approved in reliance on the prior approval of a Product as determined by the FDA, or (y) for purposes of a country outside the United States, is approved in reliance on the prior approval of a Product as determined by the applicable Regulatory Authority. On a country by country basis, a Product licensed or produced by Abbott (e.g. an authorized generic product) will not constitute a Generic Product.

1.36
“Generic Competition” means, on a country by country and Product by Product basis, that the following conditions are met: (x) one or more Third Parties is selling a Generic Product in a country during […***…], and (y) the […***…] of such Generic Products sold in such country by the Third Party(ies) in such […***…] is […***…] sold in that country by Abbott, its Affiliates and Sublicensees. Unless otherwise agreed by the Parties, the […***…] of each Generic Product sold during […***…] shall be deemed to be the volume of sales of the Generic Product in such country in that […***…] as reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania (“ IMS ”) or any successor to IMS or any other independent sales auditing firm reasonably agreed upon by the Parties.

1.37	“GnRH Receptor” means […***…].

1.38	“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.39
“IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR 312 or the foreign equivalent for authorization to commence human clinical trials of a product, including all supplements and amendments that may be filed with respect to the foregoing.

1.40
“Indication” means an individual, separate and distinct disease or clinical condition with respect to which at least one adequate and well controlled study is required to support inclusion of such disease or condition in the indication statement of a Regulatory Authority approved package insert for a Product. The Parties agree that: (i) prevention of a disease or medical condition shall not be a separate indication from treatment of the same disease or medical condition; (ii) the treatment and prevention of separate varieties of the same disease or medical condition shall not be a separate indication; and (iii) the treatment or prevention of the same disease or medical condition in a different population shall not be a separate indication ( e.g. , adult and pediatric) unless in each of (i)-(iii) above, at least one adequate and well controlled study is required to support inclusion of such disease or condition in the indication statement of a Regulatory Authority approved package insert for a Product. Furthermore, a label enhancement or elaboration or expansion of an approved Indication is not a separate Indication even if one or more studies are performed to receive such enhancement or elaboration.

1.41
“Initiation” means, with respect to a human clinical trial, dosing of the first subject in a Phase I, Phase II or Phase III clinical study, as applicable, pursuant to a clinical protocol of the specified clinical trial.

1.42
“Invention” means any information, composition of matter, or article of manufacture that is discovered, developed, generated, made, conceived and/or reduced to practice by or on behalf of a Party (or its Affiliate) through performance of activities conducted pursuant to the Collaboration. Inventorship of Inventions will be determined in accordance with United States patent laws and ownership shall be determined in accordance with this Agreement.

1.43	“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments and/or ordinances of any Governmental Authority.

1.44	“MAA” means a Marketing Authorization Application covering a Product filed with the EMA, required for marketing approval of a pharmaceutical product.

1.45	“Major European Country” means […***…].

1.46	“Milestones” means those payments to be made by Abbott to Neurocrine upon the occurrence of certain events as set forth in Article Four.

1.47	“NDA” means a New Drug Application covering a Product filed with the FDA pursuant to 21 CFR 314, required for marketing approval of a pharmaceutical product and/or a supplemental NDA (sNDA).

1.48
“Net Sales” means the total amount billed or invoiced on sales of Product by Abbott, its Affiliates and/or Sublicensees in the Territory to Third Parties (for example, wholesalers or distributors) in bona fide arm’s length transactions, less the following deductions (specifically excluding any royalty payments made by Abbott, its Affiliates and/or Sublicensees to Licensor), in each case related specifically to the Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Abbott, its Affiliates and/or Sublicensees:

a)	trade, cash and quantity discounts;

b)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities;

c)	taxes on sales (such as sales, value added or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

d)	freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the Product;

e)	amounts repaid or credited by reason of rejections, defects, one percent (1%) return goods allowance, recalls or returns, or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs;

f)	the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers and/or Medicare Prescription Drug Plans relating specifically to the Product; and

g)
any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of a Product, where for purposes of this Net Sales definition, a “ Delivery System ” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of a Product.

Net Sales shall include the amount or fair market value of all other consideration received by Abbott, its Affiliates and/or Sublicensees in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form. For purposes of determining Net Sales, Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes. Net sales shall not include sales between or among Abbott, its Affiliates and/or Sublicensees.
Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Abbott, its Affiliates and/or Sublicensees, which must be in accordance with generally accepted accounting principles (“ GAAP ”).
For purposes of calculating Net Sales, all Net Sales shall be converted into United States Dollars using Abbott, its Affiliates and/or Sublicensees’ standard conversion methodology consistent with GAAP. The standard conversion methodology is based on monthly averages (the spot rate at the end of the month immediately prior to the reporting month plus the spot rate at the end of the reporting month, divided by two) using open market rates.
In the event that a Product is sold in the form of a Combination Product, the Net Sales for such Combination Product will be
[…***…]:

a)	[…***…].

b)	[…***…].

c)	[…***…].

d)	[…***…].

1.49	“Neurocrine Patent Rights” means the Patent Rights covering Neurocrine Technology, as set forth on Exhibit C.

1.50
“Neurocrine Technology” means all Technology Controlled by Neurocrine: (i) on the Effective Date or during the Term, that is reasonably necessary or directly useful to research, develop, make, have made, use, sell, offer for sale, import and/or otherwise exploit Compounds (including Compounds contained in Product(s)) in the Field of Use, including synthetic processes to manufacture Compounds and all related chemical and biological data and/or (ii) on the Effective Date, that is reasonably necessary or directly useful to research, develop, make, have made, use, sell, offer for sale, import and/or otherwise exploit Products in the Field of Use that is not otherwise covered by (i). Neurocrine Technology will specifically not include […***…].

1.51	“Non-peptide GnRH Antagonists” means […***…]. “Non-peptide GnRH Antagonists” excludes […***…].

1.52
“Patent Rights” means the rights and interest in and to all issued patents and pending patent applications in any country, including, all divisionals, continuations, renewals, continuations-in-part, patents of addition, substitutions, reexaminations, supplementary protection certificates and the like, extensions, registration or confirmation patents and reissues thereof.

1.53
“Phase I” means a human clinical trial in any country of a product in any country, the principal purpose of which is a preliminary determination of safety or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable law or otherwise, including for example the trials referred to in 21 C.F.R. §312.21(a).

1.54
“Phase II” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) conducted to study the effectiveness and establish the dose range of a Product for a particular Indication in patients with the disease or condition under study, including Phase IIa studies.

1.55
“Phase IIb” means a Phase II study in any country, the principal purpose of which is to explore the dose relationship of a Product against some efficacy measure for the Indication in patients with the disease or Indication under study.

1.56
“Phase III” means an expanded human clinical study in any country on a sufficient number of subjects that is designated to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions, if any, that are associated with such product in the dosage range to be prescribed, which trial is designed to result in Regulatory Approval of such product, including all tests, studies, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable law or otherwise, including for example the trials referred to in 21 C.F.R.§312.21(c).

1.57	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor agency(ies) or authority having substantially the same function.

1.58
“Product(s)” means a product or product candidate that contains one or more Compounds, including all formulations and dosages of such Compound, all processes and delivery systems that incorporate such Compound, and any Combination Product. For the purposes of this Agreement, […***…] will constitute a single Product.

1.59	“Program Patent Rights” means the Patent Rights covering the Program Technology.

1.60
“Program Technology” means any and all Technology conceived, reduced to practice, made or developed, […***…], by employees of […***…] and/or others acting on behalf of […***…] in performance of the Collaborative Development Program or Transition Program that is necessary or useful to research, develop, make, have made, use, sell, offer for sale, import and/or otherwise exploit Compounds and Products in the Field of Use.

1.61	[…***…] means […***…].

1.62
“Regulatory Approval” means all the technical, medical and scientific licenses, registrations, authorizations and approvals (including, approvals of NDAs and equivalents, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals where required, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority, necessary for the manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Product(s) in a regulatory jurisdiction.

1.63
“Regulatory Authorities” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a product in the Territory, including the FDA, EMA and PMDA.

1.64
“Regulatory Filings” means, collectively, INDs, MAAs, NDAs and/or any other related, equivalent or comparable filings as may be required by Regulatory Authorities to obtain Regulatory Approvals relating to the Products.

1.65	“Royalties” means those royalties payable by Abbott to Neurocrine pursuant to Article Four of this Agreement.

1.66	“Rest of World Territory” means worldwide excluding the United States Territory.

1.67	“[…***…]” means […***…].

1.68	“Sublicensee” means any Third Party to whom Abbott has granted a sublicense of the license rights granted to Abbott under this Agreement.

1.69
“Technology” means all proprietary data, information, and materials (including Inventions, know-how, trade secrets, experimental data, formula, market research data, expert opinions, experimental procedures, pre-clinical and clinical data, regulatory data and filings and other confidential and/or proprietary information, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens).

1.70	“Territory” means United States Territory and Rest of World Territory.

1.71	“Therapeutic Use” means use(s) for any disease, disorder, state or condition in humans or animals, other than a Diagnostic Use.

1.72	“Third Party(ies)” means any person or party other than Neurocrine, Abbott and their respective Affiliates.

1.73
“Third Party Development Contracts” means all contracts in effect on the Effective Date between Neurocrine and Third Party contractors pursuant to which Neurocrine has contracted for pre-clinical and/or clinical services for Products as set forth on Exhibit D, true and complete copies of which have been made available to Abbott prior to the date hereof.

1.74
“Third Party License Payments” means […***…] payments payable by Abbott, its Affiliates or Sublicensees to a Third Party (or multiple Third Parties) […***…] to obtain rights under the Third Party Patent Rights to make, have made, use, offer for sale, sell and/or import such Products.

1.75
“Third Party Manufacturing Contracts” means all contracts in effect on the Effective Date between Neurocrine and Third Party contract manufacturers pursuant to which Neurocrine has contracted for manufacturing services for Products as set forth on Exhibit E, true and complete copies of which have been made available to Abbott prior to the date hereof.

1.76	“Trademarks” means any proprietary names selected by Abbott for commercialization of Products in the Territory.

1.77
“Transition Plan” means the plan describing the Development activities to be conducted by Neurocrine including (i) the timetable for transferring to Abbott various assets related to the Compounds and the Products, including the Development and manufacture thereof, and (ii) the activities to be undertaken by Neurocrine in the Transition Program, as agreed to by the Parties in writing concurrently with the execution of this Agreement and set forth on Exhibit F as may be updated from time to time pursuant to Section 6.1(c) ( Transition Program; Transition Plan ).

1.78
“Transition Program” means the Product development, regulatory and manufacturing activities to be conducted by Neurocrine pursuant to Article Six, as described in further detail in the Transition Plan.

1.79	“United States Territory” means the United States of America.

1.80
“Uterine Fibroids” means the condition in which a benign (non-cancerous) tumor originates from the smooth muscle layer (myometrium) and the accompanying connective tissue of the uterus, including its signs and symptoms, which include, but are not limited to, heavy bleeding during menstruation, dysmenorrhea, dyspareunia, pressure related symptoms, and urinary frequency and urgency.

1.81
“Valid Claim” means a claim of any issued and unexpired patent included within the Neurocrine Patent Rights and/or Program Patent Rights whose enforceability has not been effected by one or more of any of the following: (1) irretrievable lapse, revocation or abandonment and/or (2) holding of unenforceability or invalidity by a decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and/or (3) disclaimer or admission of invalidity or unenforceability through reissue or re-examination or opposition, nullity action or invalidation suit response or otherwise.

1.82	Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

DEFINITION	SECTION
Agreement	Preamble
Abbott	Preamble
Neurocrine	Preamble
GAAP	“Net Sales”
Exclusivity Period	2.3
License Fee	4.1
JDC	5.3
Alliance Manager	5.5
Assigned Third Party Development Contracts	6.5
Assigned Third Party Manufacturing Contracts	6.6
Manufacturing Technology Transfer	8.4
Paragraph IV Notice	12.5
Neurocrine Indemnified Party	10.1
Liability	10.1
Abbott Indemnified Party	10.2
Indemnified Party	10.3
Indemnifying Party	10.3
Term	11.1(a)
Notifying Party	11.4(a)
Adverse Ruling	11.4(a)(1)
Insolvent Party	11.5

1.83	Construction. In construing this Agreement, unless expressly specified otherwise:

(a)	references to Articles, Sections, Exhibits and Schedules are to articles and sections of, and exhibits and schedules to, this Agreement;

(b)	except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)	any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(d)	except where the context otherwise requires, the word “or” is used in the inclusive sense; and

(e)	all references to “dollars” or “$” herein means United States of America Dollars.
ARTICLE TWO - REPRESENTATIONS AND WARRANTIES AND COVENANTS
2.1Mutual Representations and Warranties. Neurocrine and Abbott each hereby represents and warrants, to the other as of the Effective Date of this Agreement, as follows:

a)
Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate and otherwise, to execute, deliver and perform this Agreement.

b)
Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or by-laws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of applicable Law, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

c)
Binding Agreement. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

d)
No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Third Party that conflict with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

2.2Additional Neurocrine Representations and Warranties. Neurocrine hereby represents and warrants as of the Effective Date as follows:

a)
The status of all Neurocrine Patent Rights listed on Exhibit C are properly stated as to their filing status or issuance and, to Neurocrine’s knowledge, no issued patents which are part of Neurocrine Patent Rights listed on Exhibit C are invalid or unenforceable. All Neurocrine Patent Rights that (a) contain one or more claims that cover any Compound or Product (including its manufacture or its formulation or a method of its delivery or of its use);   and   (b) to the best of Neurocrine’s knowledge are necessary for Abbott to exercise the licenses granted to it pursuant to Article Three and (c) that are existing on the Effective Date, are listed on Exhibit C.

b)	There are no claims, judgment or settlements against Neurocrine pending, or to Neurocrine’s knowledge, threatened that invalidate or seek to invalidate the Neurocrine Patent Rights.

c)	Except as required […***…], Neurocrine has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Neurocrine Patent Rights in manner inconsistent with the terms hereof.

d)	Except as required by […***…], to Neurocrine’s knowledge, it is the sole and exclusive owner of the Neurocrine Patent Rights all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Neurocrine Patent Rights.

e)	To Neurocrine’s knowledge and except […***…], Neurocrine has complied with all requirements of […***…], where applicable, with respect to Neurocrine Patent Rights.

f)	Neurocrine has disclosed or made available to Abbott all material information known to Neurocrine regarding the Neurocrine Patent Rights and Neurocrine Technology.

g)	To Neurocrine’s knowledge, Neurocrine has sufficient legal and/or beneficial title under the Neurocrine Patent Rights and Neurocrine Technology necessary to grant the rights contained in and to carry out its obligations under this Agreement.

h)	Subject to Sections 6.2(b) and 7.3(b), Neurocrine shall maintain all Third Party Development Contracts, Third Party Manufacturing Contracts, and the […***…] in full force and effect and will not, without Abbott’s prior written consent, terminate or otherwise modify the terms of such Third Party Development Contracts, Third Party Manufacturing Contracts, or the […***…].
2.3Exclusive Collaborative Effort. Subject to Abbott’s sublicensing rights hereunder, and except where the Parties shall mutually agree otherwise (in which event, for avoidance of doubt, such activities to which the Parties shall have agreed will be considered part of the Collaboration), Neurocrine and Abbott shall not, and shall cause their respective Affiliates and Sublicensees not to, other than pursuant to this Agreement, independently, or in collaboration with any Third Parties, engage in […***…] prior to the earlier of (a) […***…] or (b) […***…] (the “ Exclusivity Period ”); provided, however, that nothing in this Agreement shall (i) restrict […***…], or (ii) preclude either Party […***…], provided that the Party making such […***…]. If either Party (or its Affiliates) breaches this Section 2.3 due to an acquisition of or merger with all or substantially all of the business or assets of a Third Party, such acquiring Party shall not be in breach of this Section 2.3 so long as such acquiring Party (or its Affiliate) […***…] after the closing of such acquisition or merger.
2.4Commercially Reasonable Efforts. Abbott will use Commercially Reasonable Efforts to Develop and Commercialize […***…]. Neurocrine and Abbott shall each use Commercially Reasonable Efforts to perform their respective obligations hereunder. In addition, Abbott agrees to comply with the […***…], if and as applicable, in relation to this Agreement.
2.5Conduct of Activities. Each Party will conduct, and shall use Commercially Reasonable Efforts to cause its Affiliates to conduct, those activities allocated to such Party under this Agreement in compliance in all material respects with applicable Laws of the country in which such activities are conducted.

2.6Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, INCLUDING WITHOUT LIMITATION NEUROCRINE PATENT RIGHTS AND NEUROCRINE TECHNOLOGY. ADDITIONALLY, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEUROCRINE MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE OR SALE OF ANY PRODUCT WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
ARTICLE THREE - LICENSE GRANTS; RETAINED RIGHTS
3.1License. Subject to the terms of this Agreement, Neurocrine and its Affiliates hereby grants to Abbott, and Abbott hereby accepts, an exclusive worldwide license, with the right to sublicense through multiple tiers, under the Neurocrine Technology and Neurocrine Patent Rights, in each case, to research, develop, make, have made, use, sell, offer for sale, import and/or otherwise exploit Compounds and Products in the Field of Use in the Territory.
3.2License Grant to Neurocrine for the Collaboration. Abbott hereby grants to Neurocrine a non-exclusive license, without the right to sublicense, under Patent Rights and Technology Controlled by Abbott solely for use in connection with Neurocrine’s conduct of the Collaboration. Nothing set forth herein will limit Abbott’s right to use for all purposes, any Abbott Technology or Abbott Patent Rights.
3.3Retention of Rights. Notwithstanding the exclusive licenses granted to Abbott pursuant to Section 3.1 (License), Neurocrine retains the right to practice under the Neurocrine Technology and Neurocrine Patent Rights to perform (and to sublicense Third Parties to perform) its obligations under this Agreement (including the manufacture and supply of Compound and Product to Abbott). Subject to Section 2.3, Neurocrine also retains: (i) a […***…] license in the […***…], to use the Neurocrine Technology (including Neurocrine Patent Rights) for […***…] and (ii) exclusive rights for all purposes outside the scope of the licenses granted in Section 3.1; provided that any activity Neurocrine would undertake in relation to the retention of rights hereunder that […***…], shall require Abbott’s prior written consent before undertaking such activity.
3.4License Grant to Neurocrine under Program Technology. Subject to Section 2.3, Abbott grants Neurocrine a […***…] license […***…], to use the Program Technology (including Program Patent Rights) […***…] for: (i) […***…] and (ii) for any purpose outside the scope of the licenses granted in Section 3.1; provided that any activity Neurocrine would undertake in relation to the grant of rights hereunder that […***…], shall require Abbott’s prior written consent before undertaking such activity.
3.5No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any license under its intellectual property rights to the other Party.

3.6Exclusions. For avoidance of doubt, the licenses granted to Abbott under this Agreement shall not include any rights for Abbott to research, develop, make, have made, use, sell, offer for sale and/or import any proprietary compound of Neurocrine that is not a Compound. Notwithstanding anything to the contrary in this Agreement, for the Term of Royalty set forth in Section 4.6, Neurocrine shall not, alone or with or through (i) its Affiliates or (ii) any Third Party: Develop, Commercialize, offer for sale, sell and/or otherwise commercially exploit Compounds or Products in the Field of Use in the Territory.
ARTICLE FOUR - ROYALTIES, MILESTONES AND PAYMENT PROVISIONS
4.1License Fee. In consideration of the licenses granted to Abbott hereunder and the disclosure to Abbott of Neurocrine Technology, Abbott shall pay to Neurocrine a non-refundable, non-creditable license fee equal to seventy five million dollars ($75 MM) ( “ License Fee ”). The License Fee shall be paid to Neurocrine within […***…] days after the Effective Date of this Agreement.
4.2Milestones. Abbott will pay to Neurocrine […***…] Milestones for achievement of the events set forth below. Abbott will notify Neurocrine within […***…] days of achievement of each Milestone event and the related Milestone payment will be made to Neurocrine within […***…] days of achievement of the event.

a)	Elagolix. In consideration for the license rights granted by Neurocrine to Abbott, on an […***…], Abbott will pay to Neurocrine the Milestones set forth below for Elagolix :

ELAGOLIX EVENT*	[…***…]	[…***…]
Acceptance of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Acceptance of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]

First filing of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]

First filing of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]
Total Milestones payable under this Section 4.2(a) shall not exceed […***…].
In the event that a Product is discontinued in the course of development for […***…], only those Milestones that have not been paid at the time the Product has been discontinued shall be payable for a future Product achieving the Milestone Event.
* Once a Product achieves a Milestone for […***…], it will be deemed to have achieved all earlier Milestones […***…] and any Milestone payment for such earlier Milestone will become due and payable to the extent it has not already been paid. Specifically, (i) should the Initiation of […***…] be achieved prior to or in the absence of the Acceptance of […***…], the Acceptance of […***…] shall be paid when the Initiation of […***…] is achieved and (ii) should a […***…] not be required or a previously conducted clinical study be accepted in place of such a study, the Initiation of […***…] will be paid upon the earlier of (A) receipt of […***…] or (B) first filing of […***…].
** Should another […***…] as the […***…] to advance through Development, the Milestone events enumerated in the […***…] stream above shall apply to that […***…] […***…] shall apply to […***…].
*** If Regulatory approval of a MAA […***…] is granted, such Milestone event shall be paid […***…]. If approved by […***…], without regard to order or combination.

b)
Follow-On Compounds. On the first occurrence of the events set forth below for a Follow-on Compound, Abbott shall pay Neurocrine the following Milestones for Follow-on Compounds on […***…] (each Milestone stream would be payable one time only regardless of how many Products advance through development):

FOLLOW-ON EVENT*	[…***…]	[…***…]
Initiation of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Initiation of […***…]	[…***…]	[…***…]

Acceptance of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]

First Regulatory Approval of […***…]	[…***…]	[…***…]
Total Milestones payable under this Section 4.2(b) shall not exceed […***…].
In the event that a Product is discontinued in the course of development for […***…], only those Milestones that have not been paid at the time the Product has been discontinued would be payable for a future Product achieving the Milestone Event.
* Once a product achieves a Milestone for a […***…], it will be deemed to have achieved all earlier Milestones […***…] and any Milestone payment for such earlier Milestone will become due and payable to the extent it has not already been paid.
** In the event that Follow-on Compound […***…] is the same Follow-on Compound […***…], the […***…] Milestone shall be paid upon the achievement of the Initiation of […***…].
*** If Regulatory Approval of a MAA […***…] is granted, such Milestone event shall be paid […***…]. If approved by a […***…], without regard to order or combination.
4.3Royalties. Subject to Section 4.4 (Royalty Adjustments) and Section 4.6 (Royalty Term), Abbott will pay to Neurocrine Royalties on Net Sales in an Abbott Year, of each Product […***…] containing Elagolix and the Follow-on Compounds, on a Product […***…] by Product […***…] and United States

Territory and Rest of World Territory basis (as the case may be), commencing upon the First Commercial Sale in the United States Territory or Rest of World Territory, as applicable, as follows:
For Products containing […***…]:

Abbott Year Net Sales	United States Territory Royalty (% Net Sales)	Rest of World Territory Royalty (% Net Sales)
Less than […***…]	[…***…]	[…***…]

Greater than or equal to […***…] and less than […***…]	[…***…]	[…***…]

Greater than or equal […***…]	[…***…]	[…***…]
For Products containing […***…]:

Abbott Year Net Sales	United States Territory Royalty (% Net Sales)	Rest of World Territory Royalty (% Net Sales)
Less than […***…]	[…***…]	[…***…]

Greater than or equal to […***…]	[…***…]	[…***…]
The Royalties set forth above are marginal rates and shall only apply to that portion of Net Sales opposite each applicable Royalty rate. For the purposes of Royalty payments, […***…] will be considered to be the same Product, regardless of the indications for which such Product […***…] may be used.
Notwithstanding anything to the contrary in this Agreement, the Parties shall, prior […***…] negotiate in good faith on commercially reasonable terms, and execute an amendment to this Agreement duly executed by authorized representatives of both Parties, setting forth […***…] of the applicable […***…] sold by Abbott or its Affiliates or Sublicensees. If the Parties are unable to agree […***…] after good faith negotiations, then the Parties shall submit the issue under Section 13.2 ( Dispute Resolution ).
4.4Royalty Adjustments. Except as otherwise set forth in this Agreement, Royalties due hereunder are subject to adjustment on a Product by Product, […***…] basis as a result of the events set forth below (such adjustments to be prorated for the then-current
[…***…] in which the reduction becomes

applicable) provided, however, that the Royalties payable under Section 4.3 (Royalties) shall not be reduced by more than […***…] of the amounts set forth in Section 4.3 ( Royalties ) by reason of the adjustments set forth below.

a)
Royalty Adjustment for Third Party License Payments. Neurocrine shall be responsible for and pay all amounts due under the […***…]. If Abbott, its Affiliates or Sublicensees, in their reasonable judgment, is required to pay any Third Party License Payments, then the amount of Royalties payable under Section 4.3 ( Royalties ) shall be reduced by […***…] of the amount of such Third Party License Payments paid to such Third Party.

b)
Royalty Adjustment for Non-Patent Products. If the making, having made, using, offering for sale, sale, and/or importation of a Product would not infringe a Valid Claim within the […***…], Royalties payable to Neurocrine will be reduced by […***…] of the Royalty rate(s) set forth in Section 4.3 ( Royalties ).

c)
Royalty Adjustment for Generic Competition. If there is Generic Competition, the Royalties payable to Neurocrine shall be reduced by […***…] of the Royalty rates set forth in Section 4.3 ( Royalties ).

4.5Sales Milestones. Within […***…] days following the last day of the Abbott Year of the first achievement of each event of annual combined Net Sales of all Products as detailed below, Abbott shall make the following one-time payments:

Event	Sales Milestone
Abbott Year Net Sales of Product(s) exceeds […***…]	[…***…]
Abbott Year Net Sales of Product(s) exceeds […***…]	[…***…]
Abbott Year Net Sales of Product(s) exceeds […***…]	[…***…]
4.6Term of Royalty. Notwithstanding the foregoing, Abbott’s Royalty obligations pursuant to Section 4.3 (Royalties) shall expire, on a Product by Product and country by country basis, following the later of: (i) the last to expire of all Valid Claims in the Neurocrine Patent Rights or Program Patent Rights covering the making, having made, using, offering to sell, selling, and importing of Product in such country or (ii) […***…] following the First Commercial Sale in such country. Notwithstanding the foregoing, if, after the aforementioned Royalty term, Neurocrine is required to make royalty payments […***…].
4.7Reports and Payments.

a)
Inter-Company Sales. Sales between or among Abbott, its Affiliates or Sublicensees shall not be subject to Royalties under this Section 4. Abbott shall be responsible for the payment of Royalties on Net Sales by its Affiliates or Sublicensees.

b)
Cumulative Royalties. The obligation to pay Royalties under this Article 4 shall be imposed only once (i) with respect to any sale of the same unit of Product and (ii) with respect to a single unit of Product, in each case, regardless of how many Valid Claims in the Neurocrine Patent Rights or Program Patent Rights cover the Compound included in such Product.

c)
Statements and Payments. Following commencement of Abbott’s obligation to pay Royalties pursuant to Section 4.3, Abbott shall deliver to Neurocrine (a) within […***…] days after the end of each […***…] report setting forth […***…] and (b) within […***…] days after the end of each […***…], a report certified by Abbott as accurate to the best of its ability based on information then available to Abbott, setting forth for such […***…] the following information on a Product by Product basis […***…]. The total Royalty due for the sale of Products during […***…] shall be remitted within […***…] days after the end of each […***…].

d)	Taxes and Withholding.

1)	VAT. It is understood and agreed between the Parties that any payments made by Abbott under this Agreement are inclusive of any value added or similar tax imposed upon such payments.

2)
Tax Cooperation. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of such payment. On the Effective Date, each Party shall provide the other with a completed and signed Form W-8BEN.

3)
Withholding Tax Matters. In addition, in the event any of the payments made by Abbott to Neurocrine under this Agreement become subject to withholding taxes under the Laws of any jurisdiction, Abbott shall deduct and withhold the amount of such taxes for the account of Neurocrine to the extent required by Law, such payment to Neurocrine shall be reduced by the amount of taxes deducted and withheld, and Abbott shall pay the amount of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Neurocrine an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Neurocrine to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Neurocrine. Abbott will provide Neurocrine with reasonable assistance, at Neurocrine’s expense, to enable Neurocrine to recover such taxes as permitted by Law.

e)
Currency. All amounts payable and calculations hereunder shall be in United States dollars. Conversion of sales recorded in local currencies to U.S. dollars will be at the monthly rate of exchange used by Abbott in its worldwide accounting system prevailing on the third to last business day of the month preceding the month in which such sales are recorded by Abbott. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the Royalties shall continue to accrue but the obligation of Abbott to pay Royalties on sales in that country shall be delayed until such remittances are possible. Neurocrine shall have the right, upon giving written notice to Abbott, to receive payment in that country in local currency.

f)
Late Payments. If Neurocrine does not receive payment of any sum due it hereunder on or before the due date set forth herein, simple interest thereon shall accrue on the sum from the due date until the date of payment at the rate equal to
[…***…]; provided , that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

g)
Maintenance of Records; Audit. For a period […***…], Abbott shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation of Royalties due hereunder including any records required to calculate any Royalty adjustments hereunder. Once per calendar year, Neurocrine shall have the right to engage an registered public accounting firm of nationally recognized standing selected by Neurocrine and reasonably acceptable to Abbott, at Neurocrine’s expense, which shall have the right to examine in confidence the relevant Abbott records as may be reasonably necessary to determine and/or verify the amount of Royalty payments due hereunder for any year ending not more than […***…] months prior to the date of such request. Such examination shall be conducted during Abbott’s normal business hours, after at least […***…] days prior written notice to Abbott and shall take place at the Abbott facility(ies) where such records are maintained. In the event the report reflects an under-payment by Abbott hereunder, Abbott shall promptly (but in no event later than […***…] days after Abbott’s receipt of the independent auditor’s report) make payment to Neurocrine of any short-fall. In the event that there was an over-payment by Abbott hereunder, Neurocrine shall promptly (but in no event later than […***…] days after Neurocrine’s receipt of the independent auditor’s report so correctly concluding) refund to Abbott the excess amount. In the event any payment by Abbott shall prove to have been incorrect by more than […***…] to Neurocrine’s detriment, Abbott will pay the reasonable fees and costs of Neurocrine’s independent auditor for conducting the audit.

h)
No Other Compensation. Each party hereby agrees that the terms of this Agreement, fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE FIVE - MANAGEMENT OF COLLABORATION
5.1Goal of the Collaboration. The goals of the Collaboration are to conduct the Transition Program in accordance with the Transition Program Plan and conduct the Collaborative Development Program in accordance with the Collaborative Development Plan.
5.2Meetings of Senior Executives. Upon agreement of the JDC for the necessity of a meeting(s) with senior executives, the Chief Executive Officer of Neurocrine and Senior Vice President, Pharmaceuticals Research & Development of Abbott shall meet and review the progress of the Collaboration and shall discuss any current issues of the Collaboration with the intent of proposing resolutions for such issues. Meetings may be in person or may be held telephonically or by videoconference.

5.3Joint Development Committee.

a)
Formation. Within thirty (30) days following the Effective Date, the Parties shall establish a joint development committee (the “ JDC ”). The JDC shall consist of senior representatives from each Party with decision making authority in such number as mutually agreed on by the Parties not to exceed […***…] from each Party. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party. The JDC shall be chaired by a representative member from Abbott.

b)
Responsibility. The JDC will be responsible for coordination and oversight of all activities conducted under the Transition Program and the Collaborative Development Program in accordance with this Agreement. The Parties shall cause their respective representatives on the JDC to use diligent efforts, acting in good faith, to resolve all matters presented to them as expeditiously as possible.

c)
Decision Making and Dispute Resolution. All decisions of the JDC will be by consensus whereby each of Neurocrine and Abbott shall have one (1) vote on all matters before the JDC. If for any reason the JDC cannot resolve any matter properly before it, the matter shall be […***…].

d)
Withdrawal; Disbandment. Subject to Neurocrine’s other obligations herein, Neurocrine may irrevocably withdraw from participation in the JDC upon written notice to Abbott and subject to Abbott’s consent, not to be unreasonably withheld, conditioned or delayed. The JDC shall disband upon completion of the Transition Program and Collaborative Development Program.

5.4JDC Meetings. The JDC chairperson shall call meetings […***…], or as otherwise mutually agreed. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall be selected by the chairperson, unless otherwise agreed. In addition to the foregoing, either Party may call a special meeting of the JDC up to […***…] per year upon
[…***…] days notice to the other Party. Meetings will be minuted and signed by the chairperson and distributed the both Parties. Upon the other Party’s consent, additional participants of a Party may be invited by any representative to attend meetings when and where appropriate. If feasible, prior to each JDC meeting, the Parties will distribute to each other written copies (or corresponding electronic files) of materials intended to be discussed at such meeting. In the event that after receipt of any such report, either Party shall request additional data or information, the Party to whom such request is made shall use reasonable efforts to promptly provide to the other Party such data or information.
5.5Alliance Managers. In addition to the JDC set forth above, Neurocrine and Abbott each acknowledge and agree that it would be beneficial to the Collaboration for each to have a senior representative with a general understanding of the non-clinical and pharmaceutical development (API and drug product), clinical, regulatory, and manufacturing issues relating to Products to act as an alliance manager (“ Alliance Manager ”), and will appoint such a person to the extent each Party in its sole discretion determines it is practical. It is envisioned that the Alliance Managers will serve as a single point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties. The Alliance Managers may attend JDC meetings as appropriate and will be provided access to decision making representatives of both Parties.
5.6Abbott Authority. Subject to the oversight of the JDC as provided in Section 5.3 (Joint Development Committee) and except as provided elsewhere herein, Abbott shall have sole responsibility and authority with regard to (a) Development activities related to Products, including the timing and staging of Development work on the various Indications and the determination of which Indications to pursue, (b) manufacturing and commercial supply of Products, including holding title to commercial inventory and responsibility for invoicing, credit and collection, and (c) Commercialization of Products, including pricing of Products, all pricing and reimbursement approvals and all other terms of sale.
5.7Reporting. After the JDC has been disbanded, on […***…] basis until […***…], Abbott will provide to Neurocrine a written report setting forth […***…]; provided however, in the event of a Change of Control, Abbott will provide to Neurocrine, on
[…***…] basis, a written report setting forth […***…] only. If following receipt of […***…] report or […***…], Neurocrine shall reasonably request additional information about […***…], Neurocrine may make such request through the Alliance Managers of the Parties and Abbott will provide such information within a reasonable time after the request; provided however, in the event of a Change of Control, Abbott shall not be obligated to provide any such information.
ARTICLE SIX - TRANSITION PROGRAM
6.1Transition Program.

a)
Term. The activities under the Transition Program as outlined in the Transition Plan will terminate on the date set forth in the Transition Plan, provided that, prior to the end of the Transition Term, (i) all Regulatory Filings in existence on the Effective Date will have been assigned to, and accepted by, Abbott, (ii) all Assigned Third Party Development Contracts will have been assigned to, and accepted by Abbott, and (iii) all Assigned Third Party Manufacturing Contracts will have been assigned to, and accepted by, Abbott. The Parties shall use Commercially Reasonable Efforts to perform the activities set forth in the Transition Plan and complete the Transition Program, in accordance with the timelines set forth in the Transition Plan. The Parties currently agree that the Transition Program will be initiated on […***…] and will be substantially completed and will terminate on […***…], it being understood that such date is an estimate based on the current state of the Transition Program and may be changed by the JDC even if the Parties are exerting Commercially Reasonable Efforts to complete the Transition Program by such date.

b)
Goal; Diligence. The goal of the Transition Program will be to (1) […***…] and (2) […***…]. Specifically, the Transition Program may include, but is not limited to, all activities under the Third Party Development Contracts and Third Party Manufacturing Contracts during the term of the Transition Program. Each Party shall use Commercially Reasonable Efforts in carrying out its activities under the Transition Program and Transition Plan and shall conduct the Transition Program in compliance with all applicable Laws.

c)
Transition Plan. Subject to oversight of the JDC, Neurocrine shall (i) perform Product manufacturing, clinical, and regulatory activities set forth in the Transition Plan, in accordance with the terms of the Transition Plan, and (ii) transfer to Abbott the data and other assets set forth in the Transition Plan, in accordance with the terms of the Transition Plan. The Transition Plan will be updated by the JDC as needed and will specifically include detailed plans for staffing levels and activities, timelines and transition dates. In particular, the Transition Plan will address the timelines for the transfer of data and Technology to Abbott, and for the assignment to Abbott of Regulatory Filings, Third Party Manufacturing Contracts and Third Party Development Contracts, and the specific Development activities

(and corresponding timelines) to be performed by Neurocrine. Each amendment and update to the Transition Plan shall be prepared jointly by the Parties through the JDC in accordance with the limitations on total numbers of FTEs in any given period and allocation across functional areas set forth on Exhibit F. The Transition Plan may be amended by the JDC to accelerate, decelerate, add or remove activities thereunder including reducing or eliminating Neurocrine’s responsibilities for an activity thereunder provided that, the number of Neurocrine FTEs funded and the allocation of Neurocrine FTEs across functional areas (e.g., CMC, pre-clinical, clinical) may not be reduced or increased or altered without Neurocrine’s consent.

d)
Transfer of Data, Information, Technology and Assets. From and after the Effective Date, all data, information, Technology and assets related to the Compounds and Products that are reasonably requested by Abbott shall be made available to Abbott through a secure electronic document sharing service. Additionally, hardcopy forms of data, information, Technology and assets related to the Compounds and Products that are reasonably requested by Abbott shall be transferred to a site selected by Abbott, and electronic forms of data, information, Technology and assets related to the Compounds that are reasonably requested by Abbott shall be transferred to an Abbott electronic system per Abbott’s instructions. These transfers of data, information, Technology and assets shall occur at scheduled intervals as mutually agreed upon by the Parties and will be categorized as high priority, low priority and upon request to determine the expedience of such transfer. The Parties agree that the method of transfer of such data, information, Technology and assets will be of a secure nature, with an agreed upon applied data integrity method (such as a checksum utility), if applicable.

6.2Transition Budget. Notwithstanding anything to the contrary in this Agreement, Abbott’s total funding responsibility for the Transition Program shall not exceed […***…] without Abbott’s prior written permission.

a)
Internal Costs. Abbott will initially provide funding for Neurocrine FTEs devoted to the conduct of the Transition Program in accordance with the Transition Plan, at a rate of […***…] per FTE per year (such rate will be prorated for any partial year), and provided such funding shall not exceed […***…] without Abbott’s prior written permission. The contemplated allocation of Neurocrine FTEs devoted to the conduct of the Transition Program in accordance with the Transition Plan, as of the Effective Date, is […***…]. Neurocrine FTEs in […***…] will be allocated by the JDC in accordance with the Transition Plan and Section 6.1(c) from time to time based on the progress of the activities under the Transition Plan. Within […***…] days after the end of each Abbott Quarter after the Effective Date, Neurocrine will provide to Abbott an invoice setting forth the amount of funding for Neurocrine FTEs allocated to Transition Plan activities in such preceding Abbott Quarter as well as a FTE report for the preceding Abbott Quarter, which FTE report details the FTEs committed to the Transition Program by department and/or functional area, and a brief summary of the work performed (which summary may be limited to references to the reports to the JDC). Invoices will be payable by Abbott within […***…] days of receipt of the invoice.

b)	External and Third Party Costs.

1)	Abbott agrees that Abbott will be responsible for all Third Party and external costs and expenses for the activities set forth on Exhibit F on or after […***…] and accrued and properly expensed under generally accepted accounting principles for activities undertaken on or after […***…], as set forth in the Transition Plan, or otherwise approved by the JDC, provided such amounts do not exceed the budget set forth in the Transition Plan by more than […***…] without Abbott’s prior written permission. Within […***…] days after the end of each Abbott Quarter during the term of the Transition Program, Neurocrine will provide to Abbott a report and invoice setting forth the external and Third Party costs arising out of the Transition Program in such Abbott Quarter, including copies of original invoices for such Third Party costs. Neurocrine’s quarterly invoice to Abbott will be payable by Abbott within […***…] days of receipt of the report.

2)	All expenses under the Third Party Development Contracts and Third Party Manufacturing Contracts relating to activities conducted by Neurocrine pursuant to the Transition Plan on or after […***…] (including termination fees, if applicable, as contemplated by the Transition Plan) are included in the budget in the Transition Plan and will be reimbursed by Abbott as Third Party external costs and expenses hereunder.

3)	The budget included in the Transition Plan sets forth all the expenditures that will be incurred in the course of the Transition Program with respect to activities performed by Neurocrine and Third Parties. The Parties acknowledge and agree that, notwithstanding the Parties’ efforts to fully budget all cost items of the Transition Program, costs may change over time and/or unbudgeted items may be identified. As such, the JDC will review the Transition Program budget on a quarterly basis and reforecast such budget based on the then current costs and expenses on the basis of whether such expenditure is reasonably necessary to maintain timelines and beyond the reasonable control of the Parties.
6.3Regulatory Filings. In accordance with the Transition Plan, Neurocrine will assign to Abbott all Regulatory Filings and thereafter all Regulatory Filings shall be the property of Abbott and Abbott shall be responsible for, and pay all cost and expenses relating to, Regulatory Filings in the Territory. Each of the Parties shall take all reasonable steps to ensure an orderly transfer of the Regulatory Filings to Abbott as provided herein and in the Transition Plan, and in accordance with the timelines for transfer set forth in the Transition Plan.
6.4Adverse Events and Safety Information. Within ninety (90) days after the date of this Agreement, the Parties shall enter into an agreement to initiate a process for the exchange of adverse event safety data in a mutually agreed format, including but not limited to, postmarketing spontaneous reports received by the Party or its Affiliates in order to monitor the safety of the product and to meet reporting requirements with any applicable regulatory authority.
6.5Assignment of Third Party Development Contracts. If and to the extent applicable, Neurocrine will use Commercially Reasonable Efforts to obtain necessary consents from Third Parties to assign to Abbott all Third Party Development Contracts the JDC requests be assigned to Abbott. Neurocrine will assign to Abbott, and Abbott will accept assignment of, the assignable Third Party Development Contracts identified by the JDC prior to the end of the Transition Program (the “ Assigned Third Party Development Contracts ”). Upon assignment to Abbott of each Assigned Third Party Development Contract, Abbott will be responsible for all future performance under such Assigned Third Party Development Contract and will make all decisions regarding such Assigned Third Party Development Contract and any other future Development contracts Abbott elects. Subject to Section 6.2(b), Neurocrine remains responsible for all rights, duties and obligations of such Assigned Third Party Development Contracts prior to the date of assignment to Abbott. Any Third Party Development Contracts not included in the Assigned Third Party Development Contracts will not be assigned to Abbott and Abbott shall have no rights or obligations under such unassigned Third Party Development Contracts (it being understood that Abbott has certain obligations to Neurocrine with respect to such unassigned Third Party Development Contracts pursuant to Section 6.2(b)).

6.6Assignment of Third Party Manufacturing Contracts. If and to the extent applicable, Neurocrine will use Commercially Reasonable Efforts to obtain necessary consents from Third Parties to assign to Abbott all Third Party Manufacturing Contracts the JDC requests be assigned to Abbott. Neurocrine will assign to Abbott, and Abbott will accept assignment of, all assignable Third Party Manufacturing Contracts identified by the JDC prior to the end of the Transition Program (the “ Assigned Third Party Manufacturing Contracts ”). Upon assignment to Abbott of each Assigned Third Party Manufacturing Contract, Abbott will be responsible for all future performance under such Assigned Third Party Manufacturing Contract and will make all decisions regarding such Assigned Third Party Manufacturing Contract and any future manufacturing or Product supply contracts Abbott elects. Subject to Section 6.2(b), Neurocrine remains responsible for all rights, duties and obligations of such Assigned Third Party Development Contracts prior to the date of assignment to Abbott. Any Third Party Manufacturing Contracts not included in the Assigned Third Party Manufacturing Contracts will not be assigned to Abbott and Abbott shall have no rights or obligations under such unassigned Third Party Manufacturing Contracts (it being understood that Abbott has certain obligations to Neurocrine with respect to such unassigned Third Party Manufacturing Contracts pursuant to Section 6.2(b)).
6.7Use of Third Parties. Neurocrine shall be entitled to utilize the services of Third Parties to perform its share of Transition Program activities, only upon Abbott’s prior written consent, which […***…]. Notwithstanding the foregoing, Neurocrine shall remain at all times fully liable for its responsibilities under the Transition Program and this Agreement; provided, further, that Neurocrine shall not subcontract any such obligations unless the written agreement pursuant to which it engages any Third Party: (i) is consistent in all material respects with this Agreement, and (ii) contains terms obligating such Third Party to comply with the confidentiality, intellectual property, and all other relevant provisions no less stringent than those set forth in this Agreement.
ARTICLE SEVEN - COLLABORATIVE DEVELOPMENT PROGRAM
7.1Collaborative Development Program.

a)	Goal. The Parties will collaborate in a Collaborative Development Program to achieve […***…], as more expressly set forth in the Collaborative Development Plan.

b)	Term. The term of the Collaborative Development Program will begin on […***…] and will end […***…], unless otherwise agreed by the Parties.

c)
Efforts. The Parties will use Commercially Reasonable Efforts to perform the activities set forth in the Collaborative Development Plan in accordance with the timelines set forth in the Collaborative Development Plan. Both parties will participate in […***…] and, as appropriate, […***…] as Transition Program or Collaborative Development Program activities, as the case may be.

7.2Collaborative Development Plan and Budget.

a)
Activities. The Collaborative Development Program, subject to JDC approval and oversight, may include any of the types of activities contemplated in the Collaborative Development Plan set forth as Exhibit G. The Parties understand and agree that Exhibit G is not intended to represent a final Collaborative Development Plan. In addition, while Exhibit G includes estimated numbers of Neurocrine FTEs that will be required to conduct development activities, it is understood that these numbers are estimates only and may change depending on timing of the activities and final study designs for selected activities. Within […***…] days following the Effective Date, the JDC will finalize a Collaborative Development Plan for the term of the Collaborative Development Program. The Collaborative Development Plan will allocate to Neurocrine activities equivalent to the Neurocrine FTE Funding Commitment (as defined in Section 7.3(a) in accordance with the limitations on total numbers of FTEs in any given period and allocation across functional areas set forth on Exhibit G. The initial Collaborative Development Plan will focus on the activities to be conducted in the […***…]. Thereafter the Collaborative Development Plan will be updated by the JDC quarterly as needed and will specifically include detailed plans for staffing levels and activities, timelines and transition dates and outline all Neurocrine FTE funding and external costs and expenses. The Parties acknowledge and agree that, notwithstanding the Parties’ efforts to fully budget all cost items of the Collaborative Development Program, costs may change over time and/or unbudgeted items may be identified. As such, the JDC will review the budget set forth in the Collaborative Development Plan on a quarterly basis and reforecast such budget based on the then current costs and expenses on the basis of whether such expenditure is reasonably necessary to maintain timelines and beyond the reasonable control of the Parties.

b)
Amendments. The Collaborative Development Plan and each amendment and update thereto shall be prepared jointly by the Parties through the JDC. The JDC shall have the authority to amend the Collaborative Development Plan with
[…***…] days prior written notice to Neurocrine, including accelerating, decelerating, extending, adding or removing activities thereunder; provided that, (i) the amendment is consistent with the goals of the Collaborative Development Program and (ii) the number of Neurocrine FTEs funded pursuant to Section 7.3(a), the limitations on total numbers of FTEs in any given period and the allocation of Neurocrine FTEs across functional areas (e.g., CMC, pre-clinical, clinical) may not be decreased or extended or activities added that result in an increase, in either case except as set forth in Section 7.3(a) or with Neurocrine’s written approval, (iii) the Third Party activities set forth in the Third Party Development Contracts and Third Party Manufacturing Contracts will not be terminated except in accordance with their terms (and any associated expenses being payable pursuant to Section 7.3(b)).

7.3Collaborative Development Program Funding.

a)
Internal Costs. Abbott will provide funding for Neurocrine FTEs devoted to the conduct of the Collaborative Development Program in accordance with the Collaborative Development Plan at a rate of […***…] per year (such rate will be prorated for any partial year), in an amount equal to […***…] over the term of the Collaborative Development Program (the “ Neurocrine FTE Funding Commitment ”). The Neurocrine FTE Funding Commitment will not exceed […***…] without Abbott’s prior written permission.

b)	External and Third Party Costs. Abbott will be responsible for all Third Party and external costs and expenses approved in advance by Abbott for the Collaborative Development Program activities.

c)	Invoices. During the term of the Collaborative Development Program, within […***…] days after the end of each Abbott Quarter, Neurocrine will provide to Abbott an invoice setting forth the amount of funding for Neurocrine FTEs allocated to Collaborative Development Plan activities and Third Party external costs and expenses incurred by Neurocrine pursuant to the Collaborative Development Plan for such preceding Abbott Quarter, as well as a FTE report for the preceding Abbott Quarter, which FTE report details the FTEs committed to the Collaborative Development Program by department and/or functional area, and a brief summary of the work performed (which summary may be limited to references to the reports to the JDC). Invoices will be payable by Abbott within […***…] days of receipt of the invoice.
7.4Use of Third Parties. The provisions set forth in Section 6.7 (Use of Third Parties) apply mutatis mutandis for the Collaborative Development Program.
ARTICLE EIGHT - MANUFACTURING
8.1Manufacturing Responsibility. Product manufacturing shall be the responsibility of Abbott and Abbott, at its sole discretion, may (1) modify or terminate Assigned Third Party Manufacturing Agreements, subject to the terms of such agreements; (2) negotiate with Neurocrine or its designee an agreement for the manufacture and supply Compound or Product to Abbott, its Affiliates or Sublicensees which agreement will contain standard manufacturing commercial terms, conditions and payments mutually acceptable to Neurocrine and Abbott (for avoidance of doubt Neurocrine will not be obligated to enter into such a manufacturing agreement if it mutually acceptable terms cannot be negotiated); (3) transfer some or all of the manufacture of the Product to locations selected by Abbott, (4) modify the manufacturing process for Products, (5) modify the quality assurance process for the manufacture or release of Product, and (5) take such other actions related to the manufacture of Products that Abbott deems appropriate.
8.2Clinical Supply. Neurocrine will arrange for the transfer to Abbott of all Elagolix clinical trial material owned by Neurocrine on the Effective Date. Neurocrine will invoice Abbott for all costs incurred by Neurocrine in the manufacture, testing, formulation, packaging, storage, and release of the Elagolix clinical trial material as well as shipment costs to Abbott, provided however such cost shall not exceed […***…] without Abbott’s prior written consent. Abbott shall only be responsible to pay for such clinical trial material that conforms to the applicable Product specifications in effect on the Effective Date, and (b) which has been manufactured in compliance with cGMP and all applicable laws and regulations; and (c) which is not adulterated or misbranded within the meaning of the U.S. Food, Drug & Cosmetics Act or other applicable law. Abbott may request that Neurocrine assume responsibility for Elagolix clinical supply production after the Effective Date as a Collaborative Development Program activity.
8.3Inspections. Abbott shall be responsible for the management of any governmental or regulatory review, audit or inspection of facilities or processes relating to the manufacture of Products and all communications to governmental or regulatory authorities on such matters shall be made by Abbott.
8.4Manufacturing Technology Transfer. All manufacturing Neurocrine Technology transfer activities will be Transition Program or Collaborative Development Program activities, as the case may be. Upon receipt of written notice from Abbott, Neurocrine shall use Commercially Reasonable Efforts to make available or to cause to be made available to Abbott or its designee, all manufacturing Neurocrine Technology, including, product manufacturing, packaging and sterilization specifications, utilities and process equipment information, and other technical information, relating to the manufacture of the

Products, then within Neurocrine’s possession or Control, and shall thereafter render such assistance to Abbott or its designee as would allow Abbott or its designee to manufacture the Products (such transfer, the “ Manufacturing Technology Transfer ”). If any manufacturing Neurocrine Technology is within the control or possession of a Third Party pursuant to a Third Party Manufacturing Contract, Neurocrine shall use Commercially Reasonable Efforts to obtain the cooperation and assistance of such Third Party in such Manufacturing Technology Transfer. The Manufacturing Technology Transfer shall include the successful completion of installation qualification, operational qualification, performance qualification and process validation of the manufacturing process at the facility designated by Abbott. In connection with the Manufacturing Technology Transfer, Neurocrine and/or its Third Party manufacturer shall (i) deliver a comprehensive manual in English setting forth in detail the techniques, processes, documentation and know-how that are reasonably necessary or directly useful in the manufacture of Products then within either Neurocrine’s possession or control and (ii) make available to Abbott at a site designated by Abbott the services of such personnel of Neurocrine’s as Abbott may reasonably request in order to assist Abbott in establishing the manufacturing facility.
ARTICLE NINE - CONFIDENTIAL INFORMATION
9.1Treatment of Confidential Information. During the Term and for a period of […***…] years thereafter, each Party shall maintain Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to any Third Party, or use it for any purpose other than as permitted under this Agreement or in connection with the development, manufacture, marketing, promotion, distribution or sale of the Products pursuant to this Agreement, and each Party agrees to exercise its reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, or permitted Third Parties.
If, in the opinion of the receiving Party’s counsel, any of the disclosing Party’s Confidential Information is required to be disclosed pursuant to law, regulation, or court order, the receiving Party shall give the disclosing Party prompt, written notice and, to the extent practical and consistent with the receiving Party’s legal obligations (as determined in good faith by counsel to the receiving Party) withhold disclosure to allow the disclosing Party to take whatever action it reasonably deems necessary to protect its Confidential Information. In the event that (i) no protective order or other remedy is obtained, or (ii) the disclosing Party waives compliance with the terms of this Article 9 ( Confidential Information ), or (iii) in the good faith opinion of counsel to the receiving Party, disclosure of the disclosing Party’s Confidential information can or should not be withheld to allow (i) or (ii) above, then in each case the receiving Party will furnish only that portion of the Confidential Information which receiving Party is advised by counsel is legally required.
Notwithstanding the foregoing, the receiving Party may disclose the disclosing Party’s Confidential Information to the extent that such:

a)
is disclosed to governmental or other regulatory agencies in order to obtain and/or maintain patents pursuant to and in accordance with Article 12 ( Intellectual Property ) or to gain or maintain Regulatory Approvals in accordance with a Party’s rights to do so under this Agreement, but such disclosure, in each case, may only be to the extent reasonably necessary to obtain and/or maintain patents or Regulatory Approvals and reasonable measures shall be taken to assure confidential treatment of such information;

b)	is deemed reasonably necessary by a Party to be disclosed to agents, consultants, Sublicensees and/or other Third Parties for the research, development, manufacturing and/or marketing of

Products (or for such entities to determine their interest in entering into applicable agreements to perform such activities with or for such Party) in accordance with this Agreement provided such Third Parties agree to be bound by confidentiality and non-use provisions no less stringent that those contained in this Agreement for terms of not less than […***…] years; or

c)	is deemed necessary by counsel to the receiving Party to be disclosed to (1) such Party’s directors, attorneys, auditors and advisors for the sole purpose of enabling such parties to provide advice to the receiving Party, or (2) to […***…], provided such Third Parties agree to be bound by confidentiality and non-use provisions no less stringent that those contained in this Agreement for terms of not less than […***…] years; or

d)
is required to be disclosed by the receiving Party defend or prosecute litigation pursuant to and in accordance with Article 12 (Intellectual Property ), provided that the receiving Party provides prior notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; or

e)	is required to be disclosed by the receiving Party to comply with applicable Laws including disclosure required by the U.S. Securities and Exchange Commission, subject to the second paragraph above and Section 9.3.
9.2Publications. The Parties, through the JDC, will develop a publication plan for the Collaboration, as well as a Joint Publication Practices, Processes, and Policies document that is consistent with the Parties’ respective policies and procedures for publication and disclosure of results of clinical trials. During the term of the Transition Program and Collaborative Development Program, each Party will submit to the other Party through the JDC for review and approval all peer-reviewed academic, scientific and medical publications relating to the Development of Compounds or Products. The submitting Party will also provide all data (eg, final protocol, statistical analysis plan, relevant statistical tables generated from the plan, figures, and reports) needed to prepare the publication. Neurocrine agrees that it will, and will cause its Affiliates to, not publish any such publications without the prior written consent of Abbott. The non-publishing Party shall have at least […***…] days to review each proposed publication. The review period may be extended for up to […***…] days in the event the non-publishing Party can demonstrate to the JDC a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. Such period may be further extended by the JDC. In the event that the two Parties differ in their opinion or interpretation of data in the publication, the parties shall resolve such differences in good faith through appropriate scientific debate. The Parties agree to, and will cause their respective Affiliates to, comply with the ICMJE criteria for authorship of scientific publications and acknowledgement of contributions of other Parties in any publications relating to research or Development of Products. Notwithstanding the foregoing, the Parties shall endeavor as far as possible, for ease and convenience, to agree on a universal basis joint authorship in respect of such publications. After the expiration of the Transition Program and Collaborative Development Program, Neurocrine agrees that it will, and will cause its Affiliates to, not publish any such publications relating to the Compounds or Products without the prior written consent of Abbott.
9.3Public Announcements.

a)
Coordination. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter thereof (other than academic, scientific or medical publications that are subject to the publication provision set forth above). Neurocrine and Abbott will, from time to time, and at the request of the other Party discuss and agree on the general information content relating to this Agreement and/or Products which may be publicly disclosed.

b)
Announcements. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of the press release attached as Exhibit I. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, may only be made by Neurocrine or Abbott with the review and prior written approval of the other Party, […***…]. The party wishing to make a publication, news release or other public announcement hereunder shall provide written notice to the other Party regarding the same. If a publication, news release or other public announcement is agreed upon by both Parties, the other Party shall be allowed to review and comment on the publication, news release or other public announcement. The aforementioned approval procedure and review period in total shall not exceed […***…] days. In no event shall such statements or disclosures disclose, if previously undisclosed, the stage of development of Products and/or the financial terms of the transaction; provided, however, that any disclosure which is required by applicable law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other recognized stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although, to the extent practicable and in opinion of counsel to the disclosing Party consistent with such Party’s disclosure obligations, the other Party shall, as far in advance as reasonably practicable but in no event less than […***…] days provide advance notice of any such legally required disclosure to comment and reasonably consider such comments provided by such Party on the proposed disclosure. Notwithstanding the foregoing, with respect to […***…], and is thus […***…], the Parties agree: […***…].

c)
Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Article 9 (Confidential Information) and Section 13.19 ( Use Of Names, Logos Or Symbols ), Abbott shall have the right to publicly disclose research, development and commercial information regarding the Compound(s) and Product(s).

ARTICLE TEN - INDEMNIFICATION AND INSURANCE
10.1Indemnification by Abbott. Abbott will indemnify, defend and hold harmless Neurocrine, its licensees, sublicensees and Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “ Neurocrine Indemnified Party ”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “ Liability ”) which the Neurocrine Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of: (i) any claims of any nature arising out of (y) the conduct of the Product Development or Commercialization by, on behalf of or under authority of, Abbott (other than by a Neurocrine Indemnified Party) or (z) research, Development and/or Commercialization of Products by, on behalf of or under authority of, Abbott (other than by Neurocrine Indemnified Party) and/or (ii) any Abbott representation or warranty set forth herein being untrue in any material respect when made; except in each case, to the extent caused by the negligence or willful misconduct of Neurocrine or any Neurocrine Indemnified Party. Notwithstanding the foregoing, Abbott shall have no obligation to defend, indemnify or hold harmless any Neurocrine Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party Patent Right provided such indemnify does fall within the foregoing indemnification requirements.
10.2Indemnification by Neurocrine. Neurocrine will indemnify, defend and hold harmless Abbott, its licensees, Sublicensees and Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “ Abbott Indemnified Party ”) from and against and all Liability which the

Abbott Indemnified Party may be required to pay to one or more Third Parties arising out of (i) any claims of any nature arising out of (x) the conduct of Product Development or Commercialization of by, on behalf of or under authority of, Neurocrine (other than by an Abbott Indemnified Party) or (y) research, Development and/or Commercialization of Products by, on behalf of or under authority of, Neurocrine (other than by an Abbott Indemnified Party) and/or (ii) any Neurocrine representation or warranty set forth herein being untrue in any material respect when made; except in each case, to the extent caused by the negligence or willful misconduct of Abbott or any Abbott Indemnified Party. Notwithstanding the foregoing, Neurocrine shall have no obligation to defend, indemnify or hold harmless any Abbott Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party Patent Right provided such indemnify does fall within the foregoing indemnification requirements.
10.3Procedure. Each Party will provide prompt written notice to the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 10, such Party (the “ Indemnified Party ”) shall promptly notify the other Party (the “ Indemnifying Party ”) in writing. Within […***…] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party claim with counsel reasonably satisfactory to the Indemnified Party and control the disposition or settlement thereof (including all decisions relative to litigation, appeal, and settlement subject to this Article). The Indemnified Party shall cooperate fully with the Indemnifying Party in such defense. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided the Indemnified Party shall bear the expense if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred, and provided reasonable documentation along with an invoice is provided. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such prior written consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless […***…].
10.4Insurance. Each Party acknowledges that they each maintain and shall, maintain adequate insurance for liability insurance adequately covering such Party’s obligations under this Agreement. During the Term Abbott shall maintain comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers, or shall provide an explanation of self insurance, in a minimum amount of $[…***…] per occurrence and $[…***…] aggregate prior to first commercial sale and $[…***…] aggregate on and after first commercial sale (exclusive of deductible amounts) as respects personal injury, bodily injury and property damage arising out of a Abbott’s Development and Commercialization of Products. Abbott shall provide Neurocrine with evidence of such insurance, upon request. Such insurance shall include Neurocrine as a named insured and shall require prior notice to the Neurocrine before cancellation. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies. This Section shall apply mutatis mutandis to Neurocrine, in the event Neurocrine obtains a license to Compounds and Products pursuant to Section 11.2(b), 11.3, 11.4, 11.5 and 11.7.

10.5Survival. All obligations of indemnification and insurance imposed under this Article 10 (Indemnification and Insurance) shall expire […***…] years following the longer of termination or expiration of this Agreement or, with respect to a particular Party, last sale of a Product sold under this Agreement by a Party.
ARTICLE ELEVEN - TERM AND TERMINATION
11.1Term; Effect of Expiration.
a) Unless earlier terminated by mutual agreement of the Parties, or pursuant to the provisions of this Article 11, this Agreement shall commence on the Effective Date and will continue in full force and effect, on a country by country and Product by Product basis, until the final obligation to pay Royalties with respect to the sale of such Product in a country expires as provided in Article 4 and Abbott’s obligations […***…] expire, at which time this Agreement shall expire in its entirety in such country for such Product (“ Term ”).
b) On a country by country and Product by Product basis, upon expiration of this Agreement with respect to a Product in a country pursuant to this Section 11.1(a) ( Term ), the license set forth in Section 3.1 ( License ) shall be deemed to be irrevocable, unrestricted, perpetual and fully paid-up with respect to such Product in such country.
11.2Termination for Convenience; Effects.

a)
Termination for Convenience. Notwithstanding anything contained herein to the contrary, Abbott shall have the right to terminate this Agreement at any time in its sole discretion by giving Neurocrine one hundred eighty (180) days prior written notice.

b)
Effects of Termination. If Abbott terminates this Agreement pursuant to Section 11.2(a), (i) Abbott will pay all amounts due and owing to Neurocrine as of the termination effective date; and (ii) Abbott shall continue to be obligated during the termination notice period to perform all of its obligations under this Agreement, including its obligation to pay all expenses associated with the Transition Program and Collaborative Development Program. In addition, if Abbott terminates this Agreement pursuant to Section 11.2(a):

1)	All of Abbott’s licenses and rights to the Neurocrine Technology and Neurocrine Patent Rights will terminate;

2)	All Neurocrine Confidential Information provided to Abbott in tangible form and all substances or compositions provided by Neurocrine to Abbott will be returned to Neurocrine or destroyed, except that Abbott may retain one copy of the Neurocrine Confidential Information solely for legal archive purposes;

3)	All Abbott Confidential Information provided to Neurocrine in tangible form and all substances or compositions delivered or provided to Neurocrine by Abbott shall be returned to Abbott or destroyed, except that Neurocrine may retain one copy of the Abbott Confidential Information solely for legal archive purposes;

4)	Abbott will transfer to Neurocrine such […***…] and information reasonably necessary to allow Neurocrine to […***…], including, at Neurocrine’s option, exercisable within […***…] days following the effective date of such termination, transfer to Neurocrine of any […***…];

5)	Abbott will transfer to Neurocrine any […***…];

6)
Abbott will transfer and assign ownership to Neurocrine of all […***…] as well as (1) a copy of the
[…***…], (2) copies of […***…], and access to the […***…], (3) copies of all documents […***…], (4) access to […***…] (5) copies of correspondence with […***…] and (6) access to information Abbott determines is relevant to […***…];

7)	At Abbott’s option, Abbott will either […***…], provided, if Abbott […***…]; and

8)
Abbott will grant to Neurocrine an […***…] license under the Abbott Technology, Abbott Patent Rights,
[…***…] and […***…] to make, have made, use, import, offer for sale and sell Compounds and Products.

9)	The […***…] pursuant to subsections 7 and 8 above, shall be […***…]. Subject to […***…], if there is a termination […***…] pursuant to […***…], then the parties shall negotiate in good faith […***…], whereby the Parties shall take into consideration: […***…].

11.3
Termination if Abbott […***…]. In the event Abbott, Abbott’s Affiliates or Sublicensees […***…], Neurocrine shall have the right to terminate this Agreement upon […***…] days written notice to Abbott. Any such termination shall only become effective if Abbott or its Affiliate or Sublicensees, as applicable, has not […***…] before the end of the above notice period and the provisions of Section 11.2(b) shall apply mutatis mutandis to termination pursuant to this Section.

11.4	Termination for Cause.

a)
Termination for Cause. If either Party (the “Notifying Party”) believes that the other Party (the “Other Party”) is in Default of this Agreement, then the Notifying Party may deliver notice of such breach to the Other Party.

1)
If the Other Party disputes that it is in Default of this Agreement, the matter shall be handled pursuant to Section 13.2 (Dispute Resolution ). If the neutral renders a ruling that the Other Party is in Default of this Agreement (the “ Adverse Ruling ”), such ruling shall also specify the actions to be taken by the Other Party to cure such Default, which actions must be completed within […***…] days after such ruling (or […***…] days if such Default relates […***…]). If the Other Party has failed to comply with the terms of the Adverse Ruling within such […***…] or […***…] day period, as applicable, or if such compliance cannot be fully achieved within such
[…***…] day or […***…] day period, the Other Party has failed to commence compliance and/or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Notifying Party shall have the following rights:

a)	where […***…] is the Other Party and where the basis for such Default is […***…] failure to abide by a material obligation under this Agreement with respect to […***…] may terminate this Agreement with respect […***…] by delivering written notice to […***…] of such termination; and

b)	notwithstanding (A) above, where […***…] is the Other Party and where the basis for such breach is […***…] may terminate this Agreement by delivering written notice to […***…] of such termination; and

c)	where […***…] is the Other Party, […***…] may terminate this Agreement by delivering written notice to […***…] of such termination.

2)
If the Other Party does not dispute that it has committed a material breach of this Agreement, then if the Other Party fails to cure such breach, or take steps as would be considered reasonable to effectively cure such breach, within
[…***…] (or […***…] days if such Default relates to […***…]), after receipt of notice as provided above, the the provisions of Section 11.4(1)(a)(b) or (c) shall apply.

b)
Effect of Termination for Cause. If a Party terminates this Agreement pursuant to Section 11.4(a), the Parties shall have the rights set forth below, each measured from the date written notice of such termination is given to the Other Party.

(i) Neurocrine. Where Neurocrine is the Other Party and Abbott terminated […***…] pursuant to 11.4(a), Abbott may in its sole discretion: (i) […***…] and (ii) […***…]. Except as set forth in this clause (a): all rights and obligations under this Agreement shall survive such termination and continue unaffected , subject to […***…], as determined in accordance with Section 13.2 ( Dispute Resolution ).
(ii) Abbott. Where Abbott is the Other Party and Neurocrine terminated […***…] pursuant to 11.4(a), the provisions of Section 11.2(b) shall apply provided however, that if this Agreement is terminated only with respect to […***…], the provisions of Section 11.2(b) shall apply mutatis mutandis to termination by Neurocrine pursuant to this Section but only with respect to […***…].

11.5
Bankruptcy. Each Party may, in addition to any other remedies available to it by Law or in equity, exercise the rights set forth below by written notice to the other Party (the “ Insolvent Party ”), in the event the Insolvent Party shall have become insolvent or bankrupt, or shall cease conducting business in the ordinary course, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

All rights and licenses granted under or pursuant to this Agreement by Neurocrine and Abbott are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code or its foreign equivalent, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code or its foreign equivalent. The Parties agree that the Parties as licensees of such rights under this Agreement shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code or its foreign equivalent. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code or its foreign equivalent, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession, shall be promptly delivered to other Party (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the other Party.

a)
Neurocrine. In the event Neurocrine is the Insolvent Party, in addition to any other remedies available to Abbott at Law or in equity, Abbott may in its sole discretion (i) […***…]. Except as set forth in this clause (a), all rights and obligations under this Agreement shall survive such termination and continue unaffected upon Neurocrine becoming an Insolvent Party, unless this Agreement is terminated by Abbott pursuant to Section 11.2(a).

b)
Abbott. In the event Abbott is the Insolvent Party, in addition to any other remedies available to Neurocrine at Law or in equity, Neurocrine may terminate this Agreement and the provisions of Section 11.2(b) shall apply to termination by Neurocrine pursuant to this Section.

11.6	Change of Control. In the event of a Change of Control of Neurocrine, Abbott may in its discretion within […***…] days following the Change of Control elect some or all of the following:

a)	with no less than […***…] prior written notice […***…] and thereafter […***…];

b)	with no less than […***…] prior written notice, terminate […***…];

c)	Abbott may elect to require Neurocrine and the Change of Control party to adopt […***…];

d)	Abbott may elect to terminate the […***…];

e)	All other rights and obligations under this Agreement shall continue unaffected upon a Change of Control, unless this Agreement is terminated pursuant to this Agreement.

11.7
Divestiture by […***…]. If in connection with any proposed acquisition, merger, or agreement, […***…] determines that in order to […***…], it would be advisable, in […***…] business judgment, […***…] shall notify […***…] thereof […***…].

If […***…] in good faith believes, based on a determination made by […***…], that it is capable of […***…] shall have
[…***…] days from […***…] to (i) […***…] and (ii) […***…]. Upon receipt of […***…] notice hereunder, […***…] shall […***…]. […***…] shall be free at any and all times to […***…]; provided however, […***…] shall provide to
[…***…] notice of […***…] and […***…] shall have […***…] days following receipt of such notice to […***…].

11.8	Debarment and Exclusion.

a)	Neurocrine represents and warrants that prior to the Effective Date neither it, nor any of its employees, nor […***…] each of its consultants, or independent contractors or any other person working on its behalf that provided services in connection with an NDA for a Product, were at the time the services were performed a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or after the services were performed, […***…] became a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual due to actions related to the services in connection with an NDA for a Product.

b)	Neurocrine covenants that with respect to work conducted pursuant to the Transition Plan and Collaborative Development Plan neither it, nor any of its employees, nor […***…] each of its consultants, or independent contractors and any other person working on its behalf that provide services in connection with an NDA for a Product (i) will be at the time services are performed a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or (ii) […***…] are currently the subject of a proceeding that could lead to it or such employees, consultants, independent contractors, becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.

c)	Abbott covenants that neither it, nor any of its employees, nor […***…] each of its consultants, or independent contractors or any other person working on its behalf that provide services in connection with an NDA for a Product, (i) will be at the time services are performed a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or (ii) […***…] are currently the subject of a proceeding that could lead to it or such employees, consultants, independent contractors, becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.

d)	Each Party covenants, represents and warrants that if, during the Term, it, or any of its employees, consultants, independent contractors, or any other person working on its behalf that provided services or are providing services in connection with an NDA for a Product becomes, as applicable, a Debarred Entity, or Debarred Individual, an Excluded Entity or Excluded Individual, a Convicted Entity, or Convicted Individual, it shall immediately notify the other Party. The parties shall serve said written notice in accordance with Section 13.4 (Notices).

e)	Upon breach of this Section 11.7, the […***…].
For purposes of this provision, the following definitions shall apply

a)	A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

b)	A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

c)	An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

d)	A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

11.9
Liabilities. Termination of this Agreement shall not release either Party from any obligation or liability which shall have accrued at the time of termination, or preclude either Party from pursuing all rights at Law and in equity with respect to any Default under this Agreement.

11.10
LIMITATION ON LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, EXCEPT FOR THE WILLFUL MISCONDUCT OF A PARTY OR ITS AFFILIATES, OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND INTELLECTUAL PROPERTY PROVISIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES EXCEPT SUCH DAMAGES OWED TO THIRD PARTIES EXPRESSLY PROVIDED IN THIS AGREEMENT.

11.11
Survival. Upon expiration or termination of this Agreement the following provisions shall expressly survive any such expiration or termination: Articles 1, 12, and 13 and Sections 2.6, 3.5, 3.6, 11.1(c), 11.2(b), 11.4(b), 11.5(a) and 11.5(b), 11.8, 11.9, 11.10, and this 11.11 and the following provisions shall expressly survive any such expiration or termination for the period stated therein: Articles 9, 10, and Section 4.7(g).

ARTICLE TWELVE - INTELLECTUAL PROPERTY

12.1	Ownership, Filing, Prosecution and Maintenance.

a)
Abbott Patent Rights. Abbott shall solely own and shall, at its expense, be solely responsible for the preparation, filing, all prosecution matters, including all inter parte and ex parte patent office submissions, procedural decisions and patent office adversarial proceedings, for example, requests for, or filing or declaration of, interference or opposition, or reexamination (collectively, “Prosecution”) and maintenance of Abbott Patent Rights. Abbott shall have no obligation to continue the Prosecution and/or maintenance of any Abbott Patent Right in any country and shall be free to abandon such Abbott Patent Rights at its sole discretion.

b)
Program Patent Rights. Abbott shall solely own and shall, at its expense, be solely responsible for the preparation, filing, Prosecution and maintenance of Program Patent Rights. Neurocrine agrees that it will, and will cause its Affiliates to, (i) execute and file those notices and other filings as Abbott shall request be made, from time to time, with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement, and (ii) execute and deliver to Abbott all assignments and other instruments as Abbott shall request to effect the ownership, filing, Prosecution and maintenance of Program Patent Rights. Abbott will keep Neurocrine reasonably informed of the status of the Program Patent Rights and will provide Neurocrine with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that Abbott is required to or otherwise intends to submit to a patent office, Abbott shall provide a draft of such submission to Neurocrine at least […***…] days prior to the deadline or intended filing date, whichever is earlier, for submission of such documentation. Neurocrine shall have the right to review and comment upon any such submission by Abbott to a patent office, and will provide such comments, if any, no later than […***…] days prior to the applicable deadline or intended filing date provided that Abbott shall not be obligated to incorporate comments provided by Neurocrine. Abbott shall have the right to cease the Prosecution and/or maintenance of, or not to pursue, or cease to pay the expenses of Prosecution or maintenance of, any Program Patent Right in any country in which such Program Patent Right has been filed. In all cases, Abbott shall have final decision-making authority with respect to the filing, Prosecution, and maintenance of Program Patent Rights.

c)	Neurocrine Patents.
(i) Neurocrine shall solely own the Neurocrine Patent Rights and shall be responsible for, through […***…] counsel reasonably acceptable to Abbott, the preparation, filing, Prosecution (except as provided in Article 12.1(c)(ii)) and maintenance of Neurocrine Patent Rights. […***…]. Neurocrine will keep Abbott fully informed of all significant steps to be taken in the preparation and Prosecution of all patent applications and any subsequent actions to be taken with respect to issued patents within the Neurocrine Patents and Neurocrine shall furnish Abbott with copies of any such applications, amendments thereto and other related […***…] correspondence to and from patent offices and patent associates to allow for review by and consultation with Abbott reasonably in advance of any submission to a patent office which could
[… ***…] affect the scope or validity of the patent coverage that may result. Copies of all such applications filed prior to the Effective Date shall be provided to Abbott promptly after the Effective Date. With respect to any substantive submissions that Neurocrine is required to or otherwise intends to submit to a patent office, Neurocrine shall provide a draft of such submission to Abbott at least […***…] days prior to the deadline or intended filing date, whichever is earlier, for submission of such documentation. Abbott shall have the right to review and comment upon any such submission by Neurocrine to a patent office, and will provide such comments, if any, no later than […***…] days prior to the applicable deadline or intended filing date. Neurocrine shall also act on recommendations Abbott may make with respect to issued patents within the Neurocrine Patent Rights.
(ii) Notwithstanding the foregoing, Neurocrine shall promptly inform Abbott of any adversarial patent office proceeding, including, but not limited to a request for, or filing or declaration of, any interference, opposition, or reexamination relating to Neurocrine Patent Rights. Abbott and Neurocrine shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding and Neurocrine shall incorporate all comments provided by Abbott. Neurocrine shall not initiate any reexamination, interference or reissue proceeding relating to Neurocrine Patent Rights without the prior written consent of Abbott.

(iii) In the event that Neurocrine disagrees with any comment or suggestion provided by Abbott under Section 12.1(i) or Section 12.1(ii), Neurocrine shall provide Abbott with a written explanation detailing the basis for such disagreement. If Abbott does not accept Neurocrine’s explanation, Abbott shall have final decision-

making authority with respect to the matter in dispute.

d)
Abandonment of Patent Rights. Abbott may elect to discontinue payment for the costs and expenses of preparation, filing, Prosecution, validation or maintenance of any Program Patent Right pursuant to Section 12.1(b) or Neurocrine Patent Right pursuant to Section 12.1(c) on a country-by-country and application-by-application or patent-by-patent basis, at any time and in its sole discretion. If Neurocrine thereafter chooses to resume the preparation, filing, Prosecution, validation or maintenance of any Program Patent Rights […***…] or Neurocrine Patent Right, the licenses to Abbott hereunder with respect to such applications or patents shall terminate and Neurocrine will own sole right, title and interest in and to such applications or patents.

e)
Trademarks. Abbott shall solely own and shall, at its expense, be solely responsible for the development, selection, filing prosecution, enforcement, and maintenance of the Trademarks. Abbott shall have no obligation to continue the prosecution and/or maintenance of any Trademark in any country and shall be free to abandon such Trademark at its sole discretion. Neurocrine agrees, at its own expense, to cooperate with Abbott in the protection of the Trademarks by executing documents, and by taking any other action reasonably requested by Abbott to effectuate the intent of this Section 12.1(e). Neurocrine also agrees not to take any action detrimental to Abbott’s interest in the Trademarks. Neurocrine agrees to notify Abbott immediately if Neurocrine becomes aware of any infringement of the Trademarks. Abbott shall have the sole right but no obligation to initiate any legal proceedings alleging infringement of the Trademarks.

12.2
Extension of Patent Rights. At the time of the granting of approval of an NDA or equivalent in any country in respect of a Product, Abbott shall have the exclusive right, but not the obligation, to seek, in Neurocrine’s name if so required, patent term extensions or supplemental patent protection in any country in the Territory in respect of a Neurocrine Patent Right, Program Patent Right or Abbott Patent Right. Abbott shall use Commercially Reasonable Efforts to obtain such patent term extensions or supplement protection, where applicable. Neurocrine and Abbott shall cooperate in connection with all such activities, and Abbott, its agents and attorneys will give due consideration to all suggestions and comments of Neurocrine regarding any such activities, but in the event of a disagreement between the parties, Abbott will have the final decision-making authority. In the case where Abbott determines to seek such patent term extensions or supplement patent protection in respect of a Neurocrine Patent Right, Neurocrine shall appoint Abbott or its designee as Neurocrine’s agent for the sole purpose of submitting an application to extend the term of such patent, an application for a Supplementary Protection Certificate, or an equivalent thereof. Neurocrine shall co-operate with Abbott or its designee in connection with any such application.

12.3	Enforcement and Defense of Patent Rights.

a)
Notification. Each Party shall promptly notify each other of any infringement, alleged infringement or non-patent office adverserial proceeding challenging the validity or enforceability of the Neurocrine Patent Rights or Program Patent Rights. In the event of a notification under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii) (IV) concerning Neurocrine Patent Rights or Program Patent Rights, then the Party receiving the notice shall provide a copy of such notice to the other Party within […***…] days after its receipt thereof.

b)	Abbott shall have the sole right, but not the obligation, in its own name, to (i) enforce Neurocrine Patent Rights and Program Patent Rights against any Third Party suspected of infringing a claim of such a Patent Right in the Territory, and (ii) defend Neurocrine Patent Rights and Program Patent Rights against any Third Party asserting that a claim of such a Patent Right is invalid or unenforceable. Neurocrine, upon request of Abbott, shall reasonably cooperate with Abbott in any such litigation, or file such action in Neurocrine’s name, if required, at Abbott’s expense and shall join in any such litigation at Abbott’s request and expense. Abbott shall have exclusive control over the conduct of any such proceedings, including the right to not bring an action, settle or compromise such proceedings. Any award or recovery paid to Abbott by a Third Party as a result of such patent infringement or defense proceedings (whether by way of settlement or otherwise) shall first be applied toward reimbursement of legal fees, costs and expenses incurred by Abbott, and from the remainder, if any, […***…]. Any excess shall be […***…].

c)	In the event Abbott shall not elect to enforce or defend any such Patent Right in the Territory pursuant to 12.3(b), it may grant, in its sole discretion, such right to Neurocrine and Neurocrine shall have the sole right, but not the obligation, in its own name, to (i) enforce Neurocrine Patent Rights and Program Patent Rights against any Third Party suspected of infringing a claim of such a Patent Right in the Territory, and (ii) defend Neurocrine Patent Rights and Program Patent Rights against any Third Party asserting that a claim of such a Patent Right is invalid or unenforceable. Abbott, upon request of Neurocrine, shall reasonably cooperate with Neurocrine in any such litigation, or file such action in Abbott’s name, if required, at Neurocrine’s expense and shall join in any such litigation at Neurocrine’s request and expense. Neurocrine shall have exclusive control over the conduct of any such proceedings, including the right to not bring an action, settle or compromise such proceedings. Any award or recovery paid to Neurocrine by a Third Party as a result of such patent infringement proceedings (whether by way of settlement or otherwise) shall first be applied toward reimbursement of legal fees, costs and expenses incurred by Neurocrine, and the excess, if any shall be […***…].

12.4
Infringement Defense. Abbott will be responsible for defending and controlling any suit against any of Abbott, Abbott’s Affiliates or Sublicensees, alleging infringement of any patent or other intellectual property right of a Third Party arising out of the manufacture, use, sale, offer to sell or importation of a Product by Abbott, Abbott’s Affiliates or Sublicensees in the Territory. Abbott shall be responsible for the costs and expenses, including legal fees and costs, associated with any suit or action. Upon Abbott’s request, Neurocrine will consult with Abbott and co-operate in the defense of any such action. If Abbott finds it necessary or desirable to join Neurocrine as a party to any such action, Neurocrine will execute all papers and perform such acts as shall be reasonably required, at Abbott expense.

12.5	Inventorship. Inventorship with respect to all Patent Rights under this Agreement shall be determined according to United States Law.

12.6
Hold Harmless. The Parties hereby agree to hold each other harmless in respect of their good faith activities hereunder to file, prosecute, maintain, enforce and defend Patent Rights under this Article 12.6.13.

ARTICLE THIRTEEN - MISCELLANEOUS

13.1
Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of a Party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and interpreted in accordance with the internal laws of […***…], including all matters of construction, validity and performance, and in each case without regard to its conflicts of laws rules that might lead to the application of the laws of any other jurisdiction. Notwithstanding the foregoing, questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

13.2	ADR. If a dispute arises between the Parties, the Parties will follow the procedures set forth in Exhibit H.

13.3
Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, on one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

13.4
Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).
Notices to Abbott shall be addressed to:
Abbott International Luxembourg S.à r.l.
26, Boulevard Royal
L-2449 Luxembourg
Luxembourg
Attention: Treasurer, Logistics
With a copy to:
Abbott International Luxembourg S.à r.l
c/o Abbott Laboratories
Pharmaceutical Products Group
100 Abbott Park Road
Abbott Park, IL 60064-3500
Attention: Executive Vice President
Facsimile No.: […***…]
Abbott Laboratories
Pharmaceutical Products Group Legal Operations
Bldg. AP6A-2
100 Abbott Park Road
Abbott Park, IL 60064-3500
Attention: DVP & Associate General Counsel
Fax: […***…]
Notices to Neurocrine shall be addressed to:
Neurocrine Biosciences, Inc.
12780 El Camino Real
San Diego, California 92130
Attention: Chief Executive Officer and President
Fax: […***…]
with a copy to: General Counsel
Fax: […***…]
Either Party may change its address by giving notice to the other Party in the manner provided above.

13.5
Entire Agreement. This Agreement (including Exhibits and Schedules), contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties, dated […***…]. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by duly authorized representatives of the Parties hereto.

13.6
Headings; References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

13.7
Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not effect the validity of the remainder of this Agreement or any of its provisions; provided , however , the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.

13.8
Registration and Filing of the Agreement. To the extent, if any, that counsel of a Party concludes in good faith that it is required under applicable Laws to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, or the US Federal Trade Commission, in accordance with applicable Laws, such Party may do so and shall provide the other Party to this Agreement with a written copy of all proposed filings or registrations to allow for a reasonably sufficient time for review and comment by the other Party. The other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. If confidential treatment of sensitive provisions of the Agreement is available, the Parties will request such treatment and file a redacted copy of this Agreement mutually agreed to promptly following the Effective Date. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

13.9
Assignment. Except as expressly set forth herein, this Agreement may not be assigned or transferred, nor may any right or obligation hereunder be assigned or transferred without the prior written consent of the other Party.

a)	Abbott may assign this Agreement, in whole or in part, to an Affiliate of Abbott or in whole to a Third Party in connection with the transfer or sale of all or substantially all of business unit which relates to this Agreement, or to a Third Party in the event of its merger, consolidation, change in control or similar transaction.

b)	Neurocrine may assign this Agreement to the surviving entity in a merger, consolidation, reorganization or similar transaction of Neurocrine with another person that does not constitute a Change of Control, provided the management and Board of Directors of the surviving entity are predominantly comprised of the Neurocrine management and Board of Directors immediately preceding the transaction.

c)	Subject to Section 11.6 (Change of Control), Neurocrine may assign this Agreement to a Change of Control party.
Any attempted assignment not in accordance with this Section 13.9 shall be void.

13.10	Successors and Assigns. This Agreement will be binding on and inure to the benefit of successors and permitted assigns.

13.11
Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

13.12
Force Majeure. The Parties agree that, if either of them find themselves wholly or partially unable to fulfill their respective obligations in this Agreement by reasons of Force Majeure, the Party affected will advise the other Party in writing of its inability to perform giving a detailed explanation of the occurrence of the event which excuses performance as soon as possible after the cause or event has occurred. If said notice is given, the performance of the Party giving the notification, except for the payment of funds and except as otherwise expressly provided in this Agreement, shall be abated, and any time deadlines shall be extended, for so long as performance may be prevented by such event of Force Majeure. Except as otherwise expressly provided in this Agreement and except for the payment of funds that are due and payable, neither Party shall be required to make up any performance that was prevented by Force Majeure.

13.13
Non-Solicitation of Employees. Commencing on the Effective Date and for a period of […***…] thereafter, neither Party shall, directly or indirectly, actively recruit, or solicit any employee of the other Party with whom such Party has come into contact or interacted for the purposes of performing this Agreement, without the prior consent of the other Party For purposes of this Section, “solicit” shall be deemed not to include: (a) circumstances where an employee of one Party or any of its Affiliates initially contacts the other Party, or any of such Party’s Affiliates, seeking employment or (b) general solicitations of employment not specifically targeted at such employees.

13.14
Third Party Beneficiaries. Except as provided in Article 10 (Indemnification and Insurance), None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, any creditor of either Party hereto. Except as provided in Article 10 ( Indemnification and Insurance ), no such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

13.15
Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

13.16
Further Assurances. Following the date hereof, Neurocrine and Abbott shall, and shall cause each of their respective Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary or otherwise reasonably requested by Abbott or Neurocrine, to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated thereby provided however that neither Party will be required under this Section 13.16 to deliver instruments, documents, conveyances or assurances of any third Party.

13.17
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

13.18
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

13.19
Use Of Names, Logos Or Symbols. No Party shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any promotional or publicity purpose without the other Party’s prior written consent. The restrictions imposed by this Section 13.19 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Law or the requirements of a national securities exchange or similar regulatory body, provided the procedures set forth in Section 9.3(b) ( Announcements ) are followed. Nothing contained in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names without separate, express written permission of the owner of such trademark or trade name or name.

13.20	Exhibits; Schedules. In the event of inconsistencies between this Agreement and any exhibits, schedules or attachments hereto, the terms of this Agreement shall control.
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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.
ABBOTT INTERNATIONAL LUXEMBOURG S.À R.L

/s/ William J. Chase
By:	William J. Chase

Title:	Vice President, Corporate Licensing and Acquisitions
NEUROCRINE BIOSCIENCES, INC.

/s/ Kevin C. Gorman
By:	Kevin C. Gorman

Title:	President and Chief Executive Officer

Exhibit A
Elagolix
[…***…]

Exhibit B
Follow-On Compounds
[…***…]

Exhibit C
Neurocrine Patent Rights
[…***…]

Exhibit D
Third Party Development Contracts
[…***…]

Exhibit E
Third Party Manufacturing Contracts
[…***…]

Exhibit F
Transition Plan
[…***…]

Exhibit G
Collaborative Development Plan
[…***…]

Exhibit H
ALTERNATIVE DISPUTE RESOLUTION
[…***…]

Exhibit I
PRESS RELEASE
ABBOTT PARK, Ill. and SAN DIEGO, June 16 /PRNewswire-FirstCall/ — Abbott (NYSE: ABT) and Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that they have entered into a collaboration agreement to develop and commercialize elagolix for the treatment of endometriosis-related pain. Elagolix is a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist, which has recently completed a phase IIb study in endometriosis. In addition to endometriosis, elagolix will be evaluated for the treatment of uterine fibroids.
“Extensive preclinical and clinical experience with elagolix suggests this drug could be an important advance for women with endometriosis and uterine fibroids, highly prevalent conditions where there is a need for new treatments,” said John Leonard, M.D., senior vice president, pharmaceuticals, research and development, Abbott. “This agreement enhances Abbott’s late stage pipeline, with the potential for additional compounds in earlier stage development.”
Under the terms of the agreement, Abbott will receive worldwide exclusive rights to develop and commercialize elagolix and all next-generation GnRH antagonists for women’s and men’s health. Abbott will make an upfront payment of $75 million and will fund all ongoing development activities. Neurocrine is eligible to receive additional milestone payments of approximately $500 million from Abbott for the achievement of certain development, regulatory and commercial milestones; funding for certain internal collaboration expenses; plus royalty payments on any future product sales.
“We are pleased to have one of the world’s most admired companies as our partner in developing our entire GnRH portfolio for both women’s and men’s health indications,” said Kevin Gorman, president and chief executive officer, Neurocrine Biosciences. “Abbott shares our long-term vision for elagolix, and, together, we look forward to bringing this important new treatment option to endometriosis and uterine fibroid sufferers.”
About GnRH and Elagolix
Elagolix inhibits gonadatropin releasing hormone (GnRH) receptors in the pituitary gland and ultimately reduces circulating sex hormone levels. Elagolix has a unique profile that allows partial estrogen suppression. It maintains estradiol in the low-normal range, providing symptom reduction while avoiding significant bone loss or other adverse effects that can sometimes be associated with excessive suppression of estrogen. In Phase II studies, elagolix has been found to be effective in reducing the pain associated with endometriosis. To date, elagolix has been studied in 18 clinical trials totaling more than 1,000 subjects.
About Endometriosis and Uterine Fibroids
Endometriosis is associated with a multitude of symptoms, some of the most common of which include pain related both to menstruation (dysmenorrhea) as well as chronic pelvic pain throughout the menstrual cycle, and infertility. The World Endometriosis Research Foundation estimates that there are approximately 100 million women worldwide who suffer from endometriosis. With annual healthcare costs and endometriosis-related productivity losses of approximately $4,000 per patient, the annual direct and indirect costs of endometriosis are estimated to exceed $20 billion in the United States alone.
Uterine fibroids are benign tumors that form on the wall of the uterus. They are the most common type of growth found in a woman’s pelvis and are most common in women aged 30-40 years. While many women do not have symptoms, depending on the size, location and number, uterine fibroids can cause heavy menstrual bleeding, can put pressure on the bladder and rectum, and can cause pain and nausea. Symptoms can also include miscarriages and infertility. Depending on the symptoms, treatment sometimes requires surgery.
About Neurocrine Biosciences
Neurocrine Biosciences is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences news releases are available through the Company’s website at http://www.neurocrine.com .
About Abbott Laboratories
Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 83,000 people and markets its products in more than 130 countries. Abbott’s news releases and other information are available on the company’s website at www.abbott.com
Neurocrine Biosciences Forward Looking Statement
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include, but are not limited to, risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; risk associated with the Company’s dependence on Abbott for Phase III development, commercial manufacturing and marketing and sales activities. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2009 and reports on Form 10-Q for the quarter ended March 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
Abbott Forward Looking Statement
Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.